UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a -12

Minerals Technologies Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2014 Annual Meeting
of Shareholders and Proxy Statement

Wednesday, May 14, 2014 at 9:00 a.m., local time

1 Chase Manhattan Plaza, 28th floor, New York, NY 10005

MINERALS TECHNOLOGIES INC.
622 THIRD AVENUE
NEW YORK, NEW YORK 10017-6707

Dear Fellow Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Minerals Technologies Inc. (the “Company,” “MTI,” “we,” or “us”), which will be held on Wednesday, May 14, 2014, at 9:00 a.m., at 1 Chase Manhattan Plaza, 28th floor, New York, NY 10005.

At this year’s meeting, you will be asked to consider and to vote upon the election of one director. Your Board of Directors unanimously recommends that you vote FOR the nominee.

You will also be asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year. The Board continues to be satisfied with the services KPMG LLP has rendered to the Company and unanimously recommends that you vote FOR this proposal.

Lastly, you will also be asked to approve, on an advisory basis, the 2013 compensation of our named executive officers as described in this Proxy Statement. Your Board of Directors unanimously recommends that you vote FOR the advisory vote approving 2013 executive compensation.

The three items upon which you will be asked to vote are discussed more fully in the Proxy Statement. I urge you to read the Proxy Statement completely and carefully so that you can vote your interests on an informed basis.

It is anticipated that this Proxy Statement, the accompanying Proxy and the Company’s 2013 Annual Report will first be available to shareholders on or about April 3, 2014 on the web site www.proxyvote.com and, if requested, a paper copy of this Proxy Statement, the accompanying Proxy and the Company’s 2013 Annual Report will be mailed to the Company’s shareholders. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement, Proxy and the Company’s 2013 Annual Report and vote through the Internet, or by telephone, will be mailed to our shareholders (other than those who previously requested electronic or paper delivery) on the same date as this Proxy Statement, the accompanying Proxy and the Company’s 2013 Annual Report is first available to shareholders.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to read this Proxy Statement and submit your vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting” beginning on page 6 of this Proxy Statement, or if you requested to receive printed proxy materials, your enclosed proxy card. If you return a signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations. You may, of course, attend the meeting and vote in person, even if you have previously submitted a proxy.

April 3, 2014

Sincerely,
/s/ Joseph C. Muscari
Joseph C. Muscari
Chairman and Chief Executive Officer

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Minerals Technologies Inc.

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

May 14, 2014

The Annual Meeting of Shareholders of MINERALS TECHNOLOGIES INC., a Delaware corporation, will be held on Wednesday, May 14, 2014 at 9:00 a.m., at 1 Chase Manhattan Plaza, 28th floor, New York, NY 10005, to consider and take action on the following items:

1.	the election of one director;

2.	a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of Minerals Technologies Inc. for the 2014 fiscal year;

3.	an advisory vote to approve executive compensation; and

4.	any other business that properly comes before the meeting, either at the scheduled time or after any adjournment.

Shareholders of record as of the close of business on March 18, 2014, are entitled to notice of and to vote at the meeting.

April 3, 2014

New York, New York
By Order of the Board of Directors,

/s/ Thomas J. Meek
Thomas J. Meek
Senior Vice President, General Counsel,
Human Resources, Secretary and Chief Compliance Officer

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, we encourage you to read this Proxy Statement and submit your vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting” beginning on page 6 of this Proxy Statement, or if you requested to receive printed proxy materials, your enclosed proxy card. If you return a signed proxy without marking it, it will be voted in accordance with the Board of Directors' recommendations. You may, of course, attend the meeting and vote in person, even if you have previously submitted a proxy

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE MINERALS TECHNOLOGIES INC. ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2014

The 2014 Proxy Statement and 2013 Annual Report to Shareholders are available at: www.proxyvote.com

MINERALS TECHNOLOGIES 2014 Proxy Statement	1

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement before voting. For more complete information regarding the Company's 2013 performance, please review the Company's Annual Report on Form 10-K.

2014 Annual Meeting of Shareholders

Date, Time and Place: May 14, 2014, 9:00 a.m. 1 Chase Manhattan Plaza, 28th floor, New York, NY 10005 Record Date: March 18, 2014

Voting Matters and Board Recommendations
Our Board’s Recommendation
Proposal	Issue	FOR
Item 1.	Director Nomination	☑

01	Elect Duane R. Dunham	☑

Item 2.	Ratification of Approval of Auditors for 2014 Fiscal Year	☑

Item 3.	Advisory Vote to Approve Executive Compensation	☑

2013 Business Highlights

In 2013, the Company delivered strong operating results. Business highlights included:

●	The Company achieved record earnings for the fourth consecutive year with earnings of $2.42 per share in 2013.

●	Operating income of $124 million was a record with 10% growth over 2012 and represented 12.2% of sales.

●	Our Return on Capital for the year was 9.5%, as compared with 9.2% in 2012.

●
Our cash flow for the year and our balance sheet continued to be strong. We generated $138 million in cash, and we repurchased $52 million in Treasury stock through our continuing share repurchase program. Cash, cash equivalents and short-term investments at December 31, 2013 were over $506 million.

●	The Company achieved 5% productivity improvements over 2012, which improved operating income by over $3 million in 2013.

●	We had a record safety performance in 2013 and are approaching world class safety levels.

●
Executing our strategy of geographic expansion, we signed contracts for two new satellite PCC facilities–one in China and one in Europe–and began operation of two new satellite plants, one in Thailand and another in India.  In January 2014, we signed an agreement for a 100,000 ton satellite in Changshu, China.

●
The Company continues to see progress in its major growth strategy of developing and commercializing new products in advancing our FulFill® platform. FulFill® is a portfolio of high-filler technologies that offers papermakers a variety of solutions that decrease dependency on natural fiber to reduce costs. We signed four commercial agreements for FulFill® in 2013 and one additional contract in early 2014. Today, we have commercial agreements with a total of 15 paper mills, and are actively engaged with 20 other mills around the globe.

Executive Compensation Highlights

2013 marked a year of continued significant returns to our shareholders, even while our executive leadership changed. In March 2013, Robert S. Wetherbee became our President and Chief Executive Officer, and Joseph C. Muscari, who had served as Chairman and Chief Executive Officer since 2007, became Executive Chairman. As discussed further below, in February 2014, Mr. Wetherbee resigned and Mr. Muscari resumed responsibilities as Chief Executive Officer. The following illustrates the directional relationship between earnings per share and market capitalization – two key metrics of Company performance that we believe correlate to shareholder value – and the compensation of our executive leadership over the past three years.

2	MINERALS TECHNOLOGIES 2014 Proxy Statement

PROXY SUMMARY

*
Compensation for Mr. Muscari, who was Chairman and Chief Executive Officer from March 2007 until March 2013, and Executive Chairman for the remainder of 2013, as reported in the 2013 Summary Compensation Table (see page 54). Mr. Muscari resumed responsibilities as Chief Executive Officer in February 2014.

**
Compensation for Mr. Wetherbee, who was Chief Executive Officer beginning in March 2013. Mr. Wetherbee resigned as Chief Executive Officer in February 2014. Compensation total excludes value of long-term incentive awards that were forfeited by Mr. Wetherbee as a result of his resignation.

See “Compensation Discussion and Analysis – Chief Executive Officer Compansation.”

For those who wish to consider total shareholder return when evaluating executive compensation, the graphs below compare:

●
The Company’s cumulative 1-year total shareholder return on common stock with the cumulative total returns of the S&P 500 Index, the Dow Jones US Industrials Index, the S&P Midcap 400 Index, the Dow Jones US Basic Materials Index, and the S&P MidCap 400 Materials Sector.

●
The Company’s cumulative 3-year total shareholder return on common stock with the cumulative total returns of the S&P 400 and the comparator group used for the Company’s long-term incentive plan during this period (see page 50). As illustrated below, the Company’s common stock outperformed both the S&P Midcap 400 Index and the Company’s comparator group during this period.

These graphs track the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) over the covered periods.

MINERALS TECHNOLOGIES	2014 Proxy Statement	3

PROXY SUMMARY

As noted above, in March 2013, Robert S. Wetherbee became our President and Chief Executive Officer and Joseph C. Muscari, who had served as Chairman and Chief Executive Officer since 2007, became Executive Chairman. In accordance with the succession plan developed by our Board in 2012, it was the Company’s intention over the remainder of 2013 to transition leadership to Mr. Wetherbee. In addition to effecting this transition, Mr. Muscari’s responsibilities as Executive Chairman were to focus on enhancing our relationships with key customers and to lead the Company’s acquisition efforts. As originally envisioned, over 2013 Mr. Muscari would reduce his executive responsibilities to a part-time basis and later phase them out entirely. During 2013, however, Mr. Muscari became increasingly engaged in the Company’s efforts to acquire Amcol International Corporation. These efforts culminated in our agreement on March 10, 2014 to acquire Amcol. In addition, during 2013, the leadership transition encountered difficulties. Accordingly, Mr. Muscari was required to continue his executive responsibilities on a full-time basis. On February 27, 2014, Mr. Wetherbee resigned as President and Chief Executive Officer for personal reasons. The succession plan developed by the Board allowed for this possibility as part of its overall design, and the Board determined upon Mr. Wetherbee’s resignation that Mr. Muscari should resume responsibilities as the Company’s Chief Executive Officer.

In accordance with Securities and Exchange Commission (“SEC”) rules, we discuss in this Proxy Statement the compensation of both Mr. Muscari and Mr. Wetherbee. Set forth below is the compensation for Mr. Muscari for the past three years. A full discussion and analysis of the compensation paid to Mr. Muscari in 2013, including the relationship between Mr. Muscari’s pay and the Company’s performance, is set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement, beginning on page 30.

					Non-Equity Incentive Plan Compensation		Change in Pension Value
Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Annual Incentive Bonus	Three Year Long-term Incentive Plan Payout	and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total
(a)*	(b)	(c)	(e)	(f)	(g)	(g)	(h)	(i)	(j)
Joseph C. Muscari	2013	$900,000	$1,278,049	$935,350	$1,402,500	$2,805,376	$108,348	$50,956	$7,480,579
Chairman and	2012	$900,000	$1,397,767	$711,623	$1,206,900	$1,923,840	$92,700	$837,314	$7,070,512
Chief Executive Officer**	2011	$900,000	$1,278,143	$752,174	$1,161,300	$998,400	$153,800	$880,053	$6,123,870

*	See the notes accompanying the 2013 Summary Compensation Table on page 54 for more information.
**	Mr. Muscari was Executive Chairman of the Company from March 2013 to February 2014.

In connection with his appointment as Chief Executive Officer, we entered into an employment agreement with Mr. Wetherbee, pursuant to which his base salary for 2013 was fixed and he was entitled to a short-term incentive compensation opportunity consistent with that of our other executive leadership. Mr. Wetherbee was also awarded long-term incentives consisting of DRSUs, stock options and Performance Units. Consistent with awards to our other executive officers, the DRSUs and stock options were scheduled to vest in three installments, beginning on the first anniversary of their grant, and the Performance Units were scheduled to vest at the end of their performance period in 2015. Mr. Wetherbee was not entitled to any severance in connection with his resignation and he forfeited all of his long-term incentive awards.

Set forth below is the compensation actually realized by Mr. Wetherbee for 2013, which excludes the value of the long-term incentives that were forfeited upon his resignation. We believe that this information is valuable, since the majority of the compensation set forth in the 2013 Summary Compensation Table for Mr. Wetherbee was ultimately forfeited by him.

					Non-Equity Incentive Plan Compensation		Change in Pension Value
Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Annual Incentive Bonus	Three Year Long-term Incentive Plan Payout	and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total
(a)*	(b)	(c)	(e)	(f)	(g)	(g)	(h)	(i)	(j)
Robert S. Wetherbee	2013	538,462	_	$ _	500,000	_	_	$103,464	$1,141,926
Former President and
Chief Executive Officer

* See the notes accompanying the 2013 Summary Compensation Table on page 54 for more information.

4	MINERALS TECHNOLOGIES	2014 Proxy Statement

PROXY SUMMARY

Consideration of Results of 2013 Shareholder Advisory Vote

At our 2013 Annual Meeting, our shareholders approved the 2012 compensation of our named executive officers with 88% of the shares voting on the matter at the meeting voting in favor. We believe that the large margin of approval of our 2013 “Say-on-Pay” proposal resulted in large measure from the extensive shareholder engagement effort we undertook in 2012. We continued this shareholder outreach program in 2013, including contacting all of our top 35 shareholders, who at the time collectively held in excess of 75% of our stock. Specifically, we solicited our shareholders’ views on whether they considered the disclosure in our 2013 proxy statement sufficient and understandable, whether they had any concerns with our executive compensation program, especially our program’s design and the linkage between pay and performance, and whether there were any other ways we could enhance our corporate governance structure to be more effective in driving shareholder value. The shareholders that engaged with us responded positively with respect to our 2013 disclosure, to the changes we had made in 2012 and early 2013 to our executive compensation program and corporate governance, and to the linkage between pay and performance under our executive compensation program. We have also continued to engage with proxy advisory services.

The following is a sampling of several of the comments we received from our shareholders through this engagement process that reflected the overall response:

MTI’s 2013 proxy materials were “sufficient and understandable.”

“We were pleased to see the changes you made.”

MTI’s proxy disclosure with respect to compensation issues was “well organized” and “very candid” as to the steps they took on their governance program and why we believe their pay is performance-based.

While compensation is “always a hot topic,” their “outreach in 2013 and the changes that they made to their compensation program” were appreciated.

As a result of the majority of shares favoring our “Say-on-Pay” proposal at our 2013 Annual Meeting, and the overwhelmingly positive feedback we received during our 2013 shareholder outreach program, we have substantially maintained our executive compensation policies. The Compensation Committee will continue to consider the views of our shareholders in connection with our executive compensation program and make improvements based upon evolving best practices, market compensation information and changing regulatory requirements.

MINERALS TECHNOLOGIES	2014 Proxy Statement	5

PROXY STATEMENT

MINERALS TECHNOLOGIES INC.
622 THIRD AVENUE
NEW YORK, NEW YORK 10017-6707

April 3, 2014

PROXY STATEMENT

This proxy statement (“Proxy Statement”) contains information related to the annual meeting of shareholders (“Annual Meeting”) of the Company, to be held at 9:00 a.m. on Wednesday, May 14, 2014, 1 Chase Manhattan Plaza, 28th floor, New York, NY 10005.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Why am I being sent these materials?

The Company has made these materials available to you on the internet, or, upon request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at the Annual Meeting. If a quorum does not attend or is not represented by proxy, the meeting will have to be adjourned and rescheduled.

2.	Who is asking for my proxy?

The Board of Directors asks you to submit a proxy for your shares so that even if you do not attend the meeting, your shares will be counted as present at the meeting and voted as you direct.

3.	What is the agenda for the Annual Meeting?

At the Annual Meeting, shareholders will vote on three items: (i) the election of Mr. Duane R. Dunham as member of the Board of Directors, (ii) the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm, and (iii) an advisory vote to approve executive compensation. Also, management will make a brief presentation about the business of the Company, and representatives of KPMG will make themselves available to respond to any questions from the floor.

The Board does not know of any other business that will be presented at the Annual Meeting. The form of proxy gives the proxies discretionary authority with respect to any other matters that come before the Annual Meeting and, if such matters arise, the individuals named in the proxy will vote according to their best judgment.

6	MINERALS TECHNOLOGIES	2014 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

4.	How does the Board of Directors recommend I vote?

The Board unanimously recommends that you vote for the nominee for director, Mr. Duane R. Dunham, for ratification of the appointment of KPMG to continue as our auditors, and for the advisory vote approving 2013 executive compensation.

5.	Who can attend the Annual Meeting?

Any shareholder of the Company, employees, and other invitees may attend the Annual Meeting.

6.	Who can vote at the Annual Meeting?

Anyone who owned shares of our common stock at the close of business on March 18, 2014 (the “Record Date”) may vote those shares at the Annual Meeting. Each share is entitled to one vote.

7.	What constitutes a quorum for the meeting?

According to the by-laws of the Company, a quorum for all meetings of shareholders consists of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote, present in person or by proxy. On the Record Date there were 34,462,678 shares of common stock issued and outstanding, so at least 17,231,340 shares must be represented at the meeting for business to be conducted.

Shares of common stock represented by a properly signed and returned proxy are treated as present at the Annual Meeting for purposes of determining a quorum, whether the proxy is marked as casting a vote or abstaining.

Shares represented by “broker non-votes” are also treated as present for purposes of determining a quorum. Broker non-votes are shares held in record name by brokers or nominees, as to which the broker or nominee (i) has not received instructions from the beneficial owner or person entitled to vote, (ii) does not have discretionary voting power under applicable New York Stock Exchange rules or the document under which it serves as broker or nominee, and (iii) has indicated on the proxy card, or otherwise notified us, that it does not have authority to vote the shares on the matter.

If a quorum does not attend or is not represented, the Annual Meeting will have to be postponed.

8.	How many votes are required for each question to pass?

The by-laws state that directors are to be elected by a plurality vote of the shares of stock present and entitled to vote, in person or by proxy. All other questions are determined by a majority of the votes cast on the question, except as otherwise provided by law or by the Certificate of Incorporation.

9.	What is the effect of abstentions and broker non-votes?

Under New York Stock Exchange Rules, the proposal to ratify the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors and the advisory vote to approve executive compensation are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for Directors or the advisory vote to approve executive compensation. Similarly, abstentions will be included in the calculation of the number of votes considered to be present for purposes of determining a quorum, but will have no effect on the outcome of the vote for Directors, the ratification of the appointment of independent auditors, or the advisory vote to approve executive compensation.

MINERALS TECHNOLOGIES	2014 Proxy Statement	7

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

10.	Who will count the votes?

A representative from Broadridge Financial Solutions, Inc. will serve as inspector of election.

11.	Who are the Company’s largest shareholders?

As of January 31, 2014, Royce & Associates LLC owned 12%; Blackrock Inc. owned 8.6%; and Vanguard Group Inc. owned 5.9% of the Company’s common stock. No other person owned of record, or, to our knowledge, owned beneficially, more than 5% of the Company’s common stock.

12.	How can I cast my vote?

You can vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to the instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

If you are an employee who participates in the Company’s Savings and Investment Plan (the Company’s 401(k) plan), to vote your shares in the Plan you must provide the trustee of the Plan with your voting instructions in advance of the meeting. You may do so by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instructions provided in the proxy card. You cannot vote your shares in person at the Annual Meeting; the trustee is the only one who can vote your shares at the Annual Meeting. The trustee will vote your shares as you instruct. If the trustee does not receive your instructions, your shares generally will be voted by the trustee in proportion to the way the other Plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time (EDT) on May 12, 2014.

13.	What if I submit a proxy but don’t mark it to show my preferences?

If you return a properly signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations on all proposals.

14.	What if I submit a proxy and then change my mind?

If you submit a proxy, you can revoke it at any time before it is voted by submitting a written revocation or a new proxy, or by voting in person at the Annual Meeting. However, if you have shares held through a brokerage firm, bank or other custodian, you can revoke an earlier proxy only by following the custodian’s procedures. Employee Savings and Investment Plan participants can notify the Plan trustee in writing that prior voting instructions are revoked or are changed.

15.	Who is paying for this solicitation of proxies?

The Company pays the cost of this solicitation. In addition to soliciting proxies through the mail using this Proxy Statement, we may solicit proxies by telephone, facsimile, electronic mail and personal contact. These solicitations will be made by our regular employees without additional compensation. We have also engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in this solicitation of proxies, and we have agreed to pay that firm $5,000 for its assistance, plus expenses.

16.	Where can I learn the outcome of the vote?

The Secretary will announce the preliminary voting results at the Annual Meeting, and we will publish the final results in a current report on Form 8-K which will be filed with the Securities and Exchange Commission as soon as practicable after the Annual Meeting.

8	MINERALS TECHNOLOGIES	2014 Proxy Statement

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our Board of Directors (the “Board”) oversees the activities of our management in the handling of the business and affairs of our company and assures that the long-term interests of the shareholders are being served. As part of the Board’s oversight responsibility, it monitors developments in the area of corporate governance. The Board has adopted a number of policies with respect to our corporate governance, including the following: (i) a set of guidelines setting forth the operation of our Board and related governance matters, entitled “Corporate Governance Guidelines”; (ii) a code of ethics for the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, entitled “Code of Ethics for Senior Financial Officers”; and (iii) a code of business conduct and ethics for directors, officers and employees of the Company entitled “Summary of Policies on Business Conduct.” The Board annually reviews and amends, as appropriate, our governance policies and procedures.

The Corporate Governance Guidelines, the Code of Ethics for Senior Financial Officers and the Summary of Policies on Business Conduct are posted on our website, www.mineral-stech.com, under the links entitled “Corporate Responsibility,” then “Corporate Governance,” and then “Policies and Charters,” and are available in print at no charge to any shareholder who requests them by writing to Secretary, Minerals Technologies Inc., 622 Third Avenue, New York, New York 10017-6707.

Meetings and Attendance

The Board met six times in 2013. Each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served in 2013. At each regular meeting of the Board, the independent (non-management) directors meet in executive session outside the presence of Mr. Muscari, the Company’s sole non-independent (management) director or any other member of management. These executive sessions, attended only by independent directors, are presided over by the chair of the committee that has primary responsibility for the principal matter to be discussed. If no specific topic is proposed for the executive session, then the position of presiding director rotates among the chairs of the Audit, Compensation, and Corporate Governance and Nominating committees.

Under our Corporate Governance Guidelines, all members of the Board are expected to attend the Annual Meeting of Shareholders. All of the members of the Board attended last year’s Annual Meeting of Shareholders.

Director Independence

The Board has adopted the following categorical standards to guide it in determining whether a member of the Board can be considered “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange: A director will not be independent if, within the preceding three years:

●	the director was employed by the Company, or an immediate family member of the director was employed by the Company, as an executive officer;

●
the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pensions or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on continued service);

●
the director was employed by or affiliated with the Company’s independent registered public accounting firm or an immediate family member of the director was employed by or affiliated with the Company’s independent registered public accounting firm in a professional capacity;

●	the director or an immediate family member was employed as an executive officer of another company where any of the Company’s present executives served on that company’s compensation committee; and

●
the director was an executive officer or an employee, or had an immediate family member who was an executive officer, of a company that made payments to, or received payments from, the Company for goods or services in an amount which, in any single fiscal year, exceeded the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

MINERALS TECHNOLOGIES	2014 Proxy Statement	9

CORPORATE GOVERNANCE

In the case of each director who qualifies as independent, the Board is aware of no relationships between the director and the Company and its senior management, other than the director’s membership on the Board of the Company and on committees of the Board. As a result of its application of the categorical standards and the absence of other relationships, the Board has affirmatively determined (with each member abstaining from consideration of his or her own independence) that none of the non-employee members of the Board violates the categorical standards or otherwise has a relationship with the Company and, therefore, each is independent. Specifically, the Board has affirmatively determined that Mr. John J. Carmola, Ms. Paula H.J. Cholmondeley, Dr. Robert L. Clark, Mr. Duane R. Dunham, Mr. Marc E. Robinson, Ms. Barbara R. Smith and Mr. Donald C. Winter, comprising all of the non-employee directors, are independent.

Board Leadership Structure

The Board is led by Chairman of the Board, Joseph C. Muscari and is also comprised of seven additional active, independent directors. Mr. Muscari also serves as our Chief Executive Officer. The Company believes that Mr. Muscari possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to ensure that the Board’s time and attention are focused on the most critical matters facing the Company. Mr. Muscari’s combined role also ensures clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently.

In practice, the Board has operated cooperatively. Mr. Muscari develops Board agendas in consultation with other Board members. Other directors can request an item be added to the agenda and have done so in the past. In addition, prior to each Board meeting, Mr. Muscari meets collectively with the independent chairs of the Board Committees. This approach provides for broader leadership of the Board.

Based on the current size of the Board and the Company, the Board has determined that a Lead Independent Director is not necessary. The Board expects the independent directors to work collaboratively to discharge their Board responsibilities, including in determining items to be raised in the executive session meetings of independent directors, and directors responsible for presiding over such meetings. The Company believes that this approach effectively encourages full participation by all Board members in relevant matters, while avoiding unnecessary hierarchy. It provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. The Board believes that additional structure or formalities would not enhance the substantive corporate governance process and could restrict the access of individual Board members to management.

While the Corporate Governance Guidelines currently provide for the foregoing leadership structure, the Board reserves the right to adopt a different policy should circumstances change. With the election of Mr. Robert S. Wetherbee as Chief Executive Officer of the Company in March 2013, the Company separated the positions of chief executive officer and chairman of the board. However, upon Mr. Wetherbee’s resignation in February 2014, the Board determined to resume a combined chairman / chief executive officer position. The Board will continue to monitor the appropriate governance structure for the Company.

Board Size and Committees

It is the policy of the Company that the number of Directors should not exceed a number that can function efficiently as a body. The Board currently consists of eight members, seven of whom have been affirmatively determined to be independent. The Board currently has the following Committees: Audit; Compensation, and Corporate Governance and Nominating. Each Committee consists entirely of independent, non-employee directors. The responsibilities of such Committees are more fully discussed below under “Committees of the Board.” The Corporate Governance and Nominating Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board and its Committees.

10	MINERALS TECHNOLOGIES	2014 Proxy Statement

CORPORATE GOVERNANCE

Identification and Evaluation of Directors

The Corporate Governance and Nominating Committee is charged with seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board. The Committee considers director candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason.

While the Board has not established any minimum set of qualifications for membership on the Board, candidates are selected for, among other things, their integrity, independence, diversity, range of experience, leadership, the ability to exercise sound judgment, the needs of the Company and the range of talent and experience already represented on the Board. See “—Director Qualifications and Diversity Considerations” below for detailed information concerning directors’ qualifications. The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareholders. The Committee has the authority to use outside search consultants at its discretion. Final approval of a candidate is determined by the full Board.

Shareholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Secretary, Minerals Technologies Inc., 622 Third Avenue, New York, New York 10017-6707. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the criteria discussed below. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration by the Committee as other suggested nominees. Shareholders wishing to nominate a director directly at a meeting of shareholders should follow the procedures set forth in the Company’s by-laws and described under “—Shareholder Proposals and Nominations,” below.

Director Qualifications and Diversity Considerations

Directors are responsible for overseeing the Company’s business and affairs consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes, skills and experiences. The Board and Corporate Governance and Nominating Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Members of the Board should have a background and experience in areas important to the operations and strategy of the Company. Experience in technology, finance, manufacturing, marketing and the key global markets of the Company are among the most significant qualifications of a director. It is expected that candidates will have an appreciation of the responsibilities of a director of a company whose shares are listed on a national securities exchange. The Board and Committee also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board does not have a specific diversity policy, but believes that the composition of the Board should reflect sensitivity to the need for diversity as to geography, gender, ethnic background, profession, skills and business experience. The Committee considers the need for diversity on the Board as an important factor when identifying and evaluating potential director candidates. However, the Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director candidates. The Board believes that its members provide a significant composite mix of experience, knowledge and abilities that contribute to a more effective decision-making process and allow the Board to effectively fulfill its responsibilities.

Set forth below is a summary of the specific qualifications, attributes, skills and experience of our directors:

John J. Carmola

●	Relevant President Experience—Former Segment President at Goodrich Corporation and former President, Aerospace Customers and Business Development of United Technologies.

●	Operational and Engineering Experience—Extensive experience in engineering, management, product delivery and operations.

●	Board Experience—Since 2013, has served on the Company’s Audit Committee and Compensation Committee.

Paula H.J. Cholmondeley

●
High Level of Financial Literacy—Extensive financial oversight experience as a member of the Company’s Audit Committee and the audit committees of Nationwide Mutual Fund. Also has background in accounting.

●
Industry and Technology Experience—Extensive experience in the paper industry, one of the Company’s most important market areas, as an executive with Sappi Fine Paper. Also has Board experience in the building/construction, healthcare and electrical equipment industries.

MINERALS TECHNOLOGIES	2014 Proxy Statement	11

CORPORATE GOVERNANCE

●	Board Experience—Prior service on the Company’s Board, as well as on the boards of several other companies and as independent trustee of Nationwide Mutual Funds.

●	Governmental Experience—White House Fellow assisting the U.S. Trade Representative.

●
Corporate Governance and Compliance Expertise—Chair of the Company’s Corporate Governance and Nominating Committee. Part-time faculty member for National Association of Corporate Directors and an NACP Board Leadership Fellow.

●	International Marketing and Operational Experience—Experience in international marketing, manufacturing management and operations with Sappi Fine Paper.

Robert L. Clark

●	Industry and Technology Experience—Extensive academic experience in the materials science field at the University of Rochester and Duke University.

●
Research and Development Expertise—Extensive research and development experience through various roles, including his current position as Senior Vice President for Research, University of Rochester, and formerly Senior Associate Dean for Research, Pratt School of Engineering, Duke University and Vice President and Senior Research Scientist for Adaptive Technologies Incorporated.

●	Intellectual Property Management Experience—Founder of the intellectual property company SparkIP.

●	Process Manufacturing Expertise—Holds a Ph.D. in Mechanical Engineering from Virginia Polytechnic Institute and State University and research in this field.

●	Government Contracting Expertise—Headed numerous research programs funded by government agencies, including the National Aeronautics and Space Administration and the National Science Foundation.

●	Board Experience—Since January 2010, has served on the Company’s Audit Committee and Corporate Governance and Nominating Committee.

Duane R. Dunham

●	Relevant Chief Executive Officer/President Experience—Former Chairman and Chief Executive Officer of Bethlehem Steel Corporation.

●	Industry and Technology Experience—Extensive experience in the steel industry, one of the Company’s most important market areas.

●	Board Experience—Prior service on the Company’s Board, as well as on the board of Bethlehem Steel Corporation.

●
Operational Experience—Experience in manufacturing, management and operations, mining operations and reserves, marketing, labor relations, environmental, health and safety oversight, compensation, and human resources oversight with Bethlehem Steel Corporation.

Joseph C. Muscari

●	Relevant Chief Executive Officer/President Experience—Executive Chairman of the Company and Chief Executive Officer of the Company since 2007.

●	High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with the Company and Alcoa Inc.

●	Industry and Technology Experience—Extensive experience in the manufacturing field.

●	Board Experience—Prior service on the Company’s Board, as well as on the boards of EnerSys and Dana Holding Corporation.

●	Extensive International Experience—Experience from leadership positions with several international divisions of Alcoa, covering Asia, Latin America and Europe.

Marc E. Robinson

●	High Level of Financial Literacy—Extensive experience in managing global and regional business units for Johnson & Johnson, Pfizer Inc, and Warner-Lambert Company.

●
Industry and Technology Experience—Extensive strategic and operational experience in the consumer health care industry, with special focus in marketing, sales, research and development, finance, and human resources at Johnson & Johnson, Pfizer Inc, and Warner-Lambert Company.

●	Operational Experience—Extensive experience in innovation, human capital development, mergers and acquisitions, licensing, and global marketing.

●	Global Expertise—Extensive global experience managing large multi-functional businesses in emerging and developed markets in North America, Europe, Pacific, Asia, and Latin America.

Barbara R. Smith

●
High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with Commercial Metals Company, Gerdau Ameristeel and FARO Technologies Inc., plus over 20 years’ experience in a variety of financial leadership positions with Alcoa Inc.

12	MINERALS TECHNOLOGIES	2014 Proxy Statement

CORPORATE GOVERNANCE

●
Industry and Technology Experience—Extensive experience in the steel industry, one of the Company’s most important markets, as well as in the areas of aerospace, automotive and commercial transportation, much of which are cyclical, commodity-based markets like the Company’s.

●	Operational Experience—Experience in manufacturing, mergers and acquisitions, capital markets, and joint ventures.

●	International Experience—Experience from leadership positions in international organizations with Commercial Metals Company, Gerdau Ameristeel, FARO Technologies and Alcoa.

Donald C. Winter

●	Industry and Technology Experience—Extensive experience in the aerospace and defense industry as a systems engineer, program manager and corporate executive.

●	Engineering Expertise—Holds a doctorate in physics from the University of Michigan and elected as a member of the National Academy of Engineering.

●
Operational and International Experience—President and CEO of TRW Systems (later Northrop Grumman Mission Systems) from 2010 to 2012, a business engaged in systems engineering, information technology and services addressing defense, intelligence, civil and commercial markets, with operations throughout the U.S., U.K., Northern and Eastern Europe, the Middle East and the Pacific Rim.

●	Governmental Experience—Served as 74th Secretary of the Navy, where he led America’s Navy and Marine Corps Team, from January 2006 to March 2009.

Board and Committee Self-Evaluation

The members of the Board and each Committee are required to conduct a self-evaluation of their performance. The evaluation process is organized by the Corporate Governance and Nominating Committee, occurs at least annually, and is re-evaluated each year to ensure it complies with current best practices. The evaluation is part of a detailed review of directors’ qualifications for re-nomination.

Term Limits

The Board does not endorse arbitrary term limits on directors’ service. However, it is the policy of the Company that each director shall submit his or her resignation from the Board not later than the date of his or her 72nd birthday. The Board will then determine whether to accept such resignation. The Board self-evaluation process is an important determinant for continuing service. In accordance with this policy, Mr. Dunham submitted his resignation to the Board upon reaching his 72nd birthday during 2013. However, in light of the Board’s determination of the value that Mr. Dunham’s continuing service on the Board provides to the Company, the Board did not accept his resignation at such time.

MINERALS TECHNOLOGIES	2014 Proxy Statement	13

CORPORATE GOVERNANCE

Director Stock Ownership Requirements

The Board updated its director stock ownership guidelines in 2012. Under the Company’s Corporate Governance Guidelines, each director is now required to own by the end of the first 36 months of service as a director and maintain throughout their service as a director:

●	At least 400 shares of the Company’s common stock outright (excluding any stock units awarded by the Company and any unexercised stock options); and

●
a number of shares equal to five times the then current annual cash retainer for directors (inclusive of any stock units, restricted stock or similar awards by the Company in connection with service as an employee or Director, and, if applicable, shares purchased with amounts invested in the MTI retirement plans, but excluding any unexercised stock options).

As of January 31, 2014, all of the Company’s directors who had served the 36 months for this requirement to apply met the requirement.

The Board’s Role in Risk Oversight

The Board has responsibility for risk oversight, including understanding critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, and seeing that such risk management processes are functioning adequately. It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Company’s management has several layers of risk oversight, including through the Company’s Strategic Risk Management Committee and Operating Risk Management Committee. Management communicates routinely with the Board, Board Committees and individual directors on the significant risks identified and how they are being managed, including reports by the Strategic Risk Management Committee to the Board that are at least annual.

The Board implements its risk oversight function both as a whole and through Committees, which regularly provide reports regarding their activities to the Board. In accordance with New York Stock Exchange requirements, the Audit Committee regularly reviews the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, and assists in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. The Governance Committee reviews the risks associated with the Company’s governance practices, such as any lack of independence of directors. The Compensation Committee considers risks related to the attraction and retention of personnel and risks relating to the design of compensation programs and arrangements applicable to both employees and executive officers, including the Company’s annual incentive and long-term incentive programs. We have concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The Board’s Role in Succession Planning

The Board regularly reviews plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. The Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

During 2012, the Board undertook a search for candidates to succeed Mr. Muscari as Chief Executive Officer. This process led to the appointment of Mr. Wetherbee as Chief Executive Officer of the Company in March 2013. In accordance with the succession plan developed by our Board in 2012, it was the Company’s intention over the remainder of 2013 to transition leadership to Mr. Wetherbee. In addition to effecting this transition, Mr. Muscari’s responsibilities as Executive Chairman were to focus on enhancing our relationships with key customers and to lead the Company’s acquisition efforts. As originally envisioned, over 2013 Mr. Muscari would reduce his executive responsibilities to a part-time basis and later phase them out entirely. During 2013, however, Mr. Muscari became increasingly engaged in the Company’s efforts to acquire Amcol International Corporation. These efforts culminated in our agreement on March 10, 2014 to acquire Amcol. In addition, during 2013, the leadership transition encountered difficulties. Accordingly, the Board determined that Mr. Muscari should continue his executive responsibilities on a full-time basis. On February 27, 2014, Mr. Wetherbee resigned as President and Chief Executive Officer for personal reasons. The succession plan developed by the Board allowed for this possibility as part of its overall design, and the Board determined upon Mr. Wetherbee’s resignation that Mr. Muscari should resume responsibilities as the Company’s Chief Executive Officer.

14	MINERALS TECHNOLOGIES	2014 Proxy Statement

CORPORATE GOVERNANCE

Shareholder Proposals and Nominations

The Company’s by-laws describe the procedures that a shareholder must follow to nominate a candidate for director or to introduce an item of business at a meeting of shareholders. These procedures provide that nominations for directors and items of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Secretary of Minerals Technologies Inc. at 622 Third Avenue, New York, New York 10017-6707. If intended to be considered at an annual meeting, the nomination or proposed item of business must be received not less than 70 days nor more than 90 days in advance of the first anniversary of the previous year’s annual meeting. Therefore, for purposes of the 2015 annual meeting, any nomination or proposal must be received between February 13 and March 5, 2015. With respect to any other meeting of shareholders, the nomination or item of business must be received not later than the close of business on the tenth day following the date of our public announcement of the date of the meeting. Under the rules of the Securities and Exchange Commission (“SEC”), if a shareholder proposal intended to be presented at the 2015 annual meeting is to be included in the proxy statement and form of proxy relating to that meeting, we must receive the proposal at the address above no later than 120 days before the anniversary of the mailing date of the Company’s proxy statement in connection with the 2014 annual meeting. Therefore, for purposes of the 2015 annual meeting, any such proposal must be received no later than December 4, 2014.

The nomination or item of business must contain:

●	The name and address of the shareholder giving notice, as they appear in our books (and of the beneficial owner, if other than the shareholder, on whose behalf the proposal is made);

●
the class and number of shares of stock owned of record or beneficially by the shareholder giving notice (and by the beneficial owner, if other than the shareholder, on whose behalf the proposal is made);

●	a representation that the shareholder is a holder of record of stock entitled to vote at the meeting, and intends to appear at the meeting in person or by proxy to make the proposal; and

●
a representation whether the shareholder (or beneficial owner, if any) intends, or is part of a group which intends, to deliver a proxy statement and form of proxy to holders of at least the percentage of outstanding stock required to elect the nominee or approve the proposal and/or otherwise solicit proxies from shareholders in support of the nomination or proposal.

Any notice regarding the introduction of an item of business at a meeting of shareholders must also include:

●	A brief description of the business desired to be brought before the meeting;

●	the reason for conducting the business at the meeting;

●	any material interest in the item of business of the shareholder giving notice (and of the beneficial owner, if other than the shareholder, on whose behalf the proposal is made); and

●	if the business includes a proposal to amend the bylaws, the language of the proposed amendment.

Any nomination of a candidate for director must also include:

●	A signed consent of the nominee to serve as a director, if elected;

●	the name, age, business address, residential address and principal occupation or employment of the nominee;

●	the number of shares of the Company’s common stock beneficially owned by the nominee; and

●	any additional information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of that nominee as a director.

Communications with Directors

Shareholders and any other interested parties may communicate by e-mail with the independent members of the Board at the following address: independent.directors@mineral-stech.com. The independent members of the Board have access to all messages sent to this address; the messages are monitored by the office of the General Counsel of the Company. No message sent to this address will be deleted without the approval of the chair of the committee of the Board with primary responsibility for the principal subject matter of the message.

MINERALS TECHNOLOGIES	2014 Proxy Statement	15

COMITTEES OF THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established and approved formal written charters for an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The full texts of the charters of these three committees are available on our website, www.mineralstech.com, by clicking on “Corporate Responsibility,” then “Corporate Governance,” and then “Policies and Charters.” The charters are also available in print at no charge to any shareholder who requests them by writing to Secretary, Minerals Technologies Inc., 622 Third Avenue, New York, New York 10017-6707.

The Audit Committee

The Audit Committee currently consists of Ms. Smith (Chair), Mr. Carmola, Ms. Cholmondeley, Dr. Clark and Mr. Robinson, none of whom is an employee of the Company. The Board has determined that each member of the Audit Committee is independent and financially literate in accordance with the rules of the New York Stock Exchange, as well as being independent under the rules of the SEC. The Board has also determined that Ms. Smith, Chair of the Audit Committee, is an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 and has “financial expertise” for purposes of the rules of the New York Stock Exchange. The Audit Committee met seven times in 2013.

The primary duties of the Audit Committee are:

●
To assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm;

●
to appoint, compensate, and oversee the work of the independent registered public accounting firm employed by the Company (including resolution of disagreements between management and the auditors concerning financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm shall report directly to the Committee;

●	to prepare the report of the Committee required by the rules of the SEC to be included in the Company’s annual proxy statement; and

●
to discuss the Company’s policies with respect to risk assessment and risk management, in executive sessions and with management, the internal auditors and the independent auditor, in particular with respect to the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

In addition to its regularly scheduled meetings, the Audit Committee is available either as a group or individually to discuss any matters that might affect the financial statements, internal controls or other financial aspects of the operations of the Company. The Chair of the Audit Committee may be reached at the following e-mail address: audit.chair@mineralstech.com.

The Compensation Committee

The Compensation Committee currently consists of Mr. Dunham (Chair), Mr. Carmola and Ms. Smith, none of whom is an employee of the Company. The Board has determined that each of the members of the Compensation Committee is independent in accordance with the rules of the New York Stock Exchange. The Compensation Committee met three times in 2013.

The primary duties of the Compensation Committee are:

●	To participate in the development of our compensation and benefits policies;

●	to establish, and from time to time vary, the salaries and other compensation of the Company’s Chief Executive Officer and other elected officers;

●
to review the Company’s incentive structure to avoid encouraging excessive risk-taking through financial incentives as well as the relationship between compensation and the Company’s risk management policies and practices; and

●	to participate in top-level management succession planning.

16	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMITTEES OF THE BOARD OF DIRECTORS

See “Compensation Discussion and Analysis” and “Report of the Compensation Committee” below for further discussion of the Compensation Committee’s activities in 2013. The Chair of the Compensation Committee may be reached at the following e-mail address: compensation.chair@miner-alstech.com.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider (employee) participation during 2013.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Ms. Cholmondeley (Chair), Dr. Clark, Mr. Dunham and Mr. Robinson, none of whom is an employee of the Company. The Board has determined that each of the members of the Corporate Governance and Nominating Committee is independent in accordance with the rules of the New York Stock Exchange. The Corporate Governance and Nominating Committee met four times in 2013.

The primary duties of the Corporate Governance and Nominating Committee are:

●
The identification of individuals qualified to become Board members and the recommendation to the Board of nominees for election to the Board at the next annual meeting of shareholders or whenever a vacancy shall occur on the Board;

●	the establishment and operation of committees of the Board;

●	the development and recommendation to the Board of corporate governance principles applicable to the Company; and

●	the oversight of an annual review of the Board’s performance.

The Corporate Governance and Nominating Committee is charged with recommending candidates for all directorships to the full Board. The Corporate Governance and Nominating Committee monitors the composition of the Board to assure that it contains a reasonable balance of professional interests, business experience, financial experience, and independent directors. If the Committee determines that it is in the best interests of the Company to add new Board members, it will identify and evaluate candidates as discussed in more detail above under “Corporate Governance—Identification and Evaluation of Directors.” Candidates are considered by the Committee in light of the qualifications for directors set forth above under “Corporate Governance—Director Qualifications and Diversity Considerations.”

See “Report of the Corporate Governance and Nominating Committee,” below, for further discussion of the Corporate Governance and Nominating Committee’s activities in 2013. The Chair of the Corporate Governance and Nominating Committee may be reached at the following e-mail address: governance.chair@mineralstech.com.

MINERALS TECHNOLOGIES	2014 Proxy Statement	17

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

This report is an annual voluntary governance practice that highlights the Corporate Governance and Nominating Committee’s activities during 2013.

Governance Initiative. The Committee continued to spend considerable time reviewing and monitoring governance developments in 2013. The Committee reviewed the Company’s policies on corporate governance, including the Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics, and charter of the Board’s committees, including the charter of the Corporate Governance and Nominating Committee, to ensure compliance with all regulatory requirements. Revisions to these policies and other measures were taken to ensure that the Company’s corporate governance practices meet applicable legal and regulatory requirements and emerging best governance practices and that the governance practices of the Board are transparent to shareholders and other interested parties. A substantial amount of time continued to be devoted to analyzing and understanding the advisory vote to approve executive compensation (“say-on-pay”) requirement, other results from the Company’s annual meeting of shareholders, and the Company’s outreach to shareholders. The Committee reviewed the reports and analyses of various proxy advisory services regarding areas of possible improvement in corporate governance practices as well as the changes in the proxy advisory services’ policies and procedures. The Committee also continued to review the legal environment and, in particular, developments with respect to the regulatory activities resulting from the Dodd-Frank legislation.

Director Qualifications. As part of its annual assessment process, the Committee reviewed and updated its assessment of the skills, experiences and competencies that the Board as a whole should possess. In light of this review, the Committee evaluated the skills, experiences and competencies of each member of the Board based on their respective expertise, background and industry experience. This evaluation was then reviewed and discussed by the entire Board. It was determined by the Board that the Company’s and shareholders’ interests are well represented based on the results of this evaluation. The material qualifications, attributes, skills and experiences of each of the Company’s directors are set forth above under “Corporate Governance—Director Qualifications and Diversity Considerations.”

Annual Performance Assessment. The Committee reviewed the Board’s current evaluation process and continued to update the evaluation tools to incorporate the best practices. As in 2012, the Board’s annual evaluation of the effectiveness and contributions of the Board was conducted via an electronic Board Self Assessment Survey.

Director Search. The Committee continued to conduct a review of then-current Board members to determine the adequacy of succession plans for Board members. In 2013, the Committee conducted a recruitment process in anticipation of the retirement of two Board members in 2013, and as a result the Committee recruited and the Board elected Mr. Carmola as a director in 2013 and Mr. Winter as a director in 2014. These efforts were made in accordance with the process set forth in the section “Corporate Governance—Identification and Evaluation of Directors” and given the considerations set forth above under “Corporate Governance—Director Qualifications and Diversity Considerations.” The Committee also discussed the Committee assignments of new directors.

Continuing Education for Directors. The Committee reviewed and updated the orientation initiatives for new directors and the ongoing education programs such as outside speakers on relevant topics, presentations on financial and audit controls as well as reviewing opportunities to visit key projects and sites for the company.

Operational Excellence. In connection with the Company’s ongoing Operational Excellence program, Mr. Dunham participated in the committee evaluating candidates for the 2013 Chairman’s Operational Excellence Award. First instituted in 2008, the Award recognizes those units of the company that have significantly advanced the deployment of Operational Excellence.

Sustainability Report. The Committee also reviews and comments on the Company’s annual Corporate Responsibility & Sustainability Report.

Paula H.J. Cholmondeley, Chair
Robert L. Clark
Duane R. Dunham
Marc E. Robinson

18	MINERALS TECHNOLOGIES	2014 Proxy Statement

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Set forth below are the names and ages of all executive officers of the Company indicating all positions and offices with the Company held by each such person, and each such person’s principal occupations or employment during the past five years.

Name	Age	Position
Joseph C. Muscari	67	Chairman and Chief Executive Officer
Douglas T. Dietrich	45	Senior Vice President, Finance and Treasury, Chief Financial Officer
Jonathan J. Hastings	51	Senior Vice President, Corporate Development
Douglas W. Mayger	56	Senior Vice President, Performance Minerals and MTI Supply Chain
Thomas J. Meek	57	Senior Vice President, General Counsel, Human Resources, Secretary and Chief Compliance Officer
D.J. Monagle, III	51	Senior Vice President, Chief Operating Officer
Michael A. Cipolla	56	Vice President, Corporate Controller and Chief Accounting Officer
Johannes C. Schut	49	Vice President and Managing Director, Minteq International

●
Joseph C. Muscari was elected Chairman and Chief Executive Officer effective February 27, 2014, having served previously in the same position from March 2007 to March 2013 and as Executive Chairman from March 2013 to February 2014. Prior to that, he was Executive Vice President and Chief Financial Officer of Alcoa Inc. He has served as a member of the Board of Directors since 2005.

●
Douglas T. Dietrich was elected Senior Vice President, Finance and Treasury, Chief Financial Officer effective January 1, 2011. Prior to that, he was appointed Vice President, Corporate Development and Treasury effective August 2007. He had been Vice President, Alcoa Wheel Products since 2006 and President, Alcoa Latin America Extrusions and Global Rod and Bar Products since 2002.

●
Jonathan J. Hastings was elected Senior Vice President, Corporate Development effective September 2012. Before that, he was Vice President, Corporate Development. Prior to that, he was Senior Director of Strategy and New Business Development - Coatings, Global at The Dow Chemical Company. Prior to that he held positions of increasing responsibility at Rohm and Haas, including Vice President & General Manager - Packaging and Building Materials - Europe.

●
Douglas W. Mayger was elected Senior Vice President, Performance Minerals and Supply Chain in June 2012. Prior to  that, he was Vice President and Managing Director, Performance Minerals, which encompasses the Processed Minerals product line and the Specialty PCC product line. Prior to that, he was General Manager - Carbonates West, Performance Minerals and Business Manager - Western Region. Before joining the Company as plant manager in Lucerne Valley in 2002, he served as Vice President of Operations for Aggregate Industries.

●
Thomas J. Meek was elected Senior Vice President, General Counsel and Secretary, Chief Compliance Officer in October 2012. In December 2011, he was given the additional responsibility for Human Resources. Prior to that, he was Vice President, General Counsel and Secretary of the Company effective September 1, 2009. Prior to that, he served as Deputy General Counsel at Alcoa. Before joining Alcoa in 1999, Mr. Meek worked with Koch Industries, Inc. of Wichita, Kansas, where he held numerous supervisory positions. His last position there was Interim General Counsel. From 1985 to 1990, Mr. Meek was an Associate/Partner in the Wichita, Kansas law firm of McDonald, Tinker, Skaer, Quinn & Herrington, P.A.

●
D.J. Monagle III was elected Senior Vice President, Chief Operating Officer effective February 27, 2014. Prior to that, he was Senior Vice President and Managing Director, Paper PCC, effective October 2008. In November 2007, he was appointed Vice President and Managing Director - Performance Minerals. He joined the Company in January of 2003 and held positions of increasing responsibility including Vice President, Americas, Paper PCC and Global Marketing Director, Paper PCC. Before joining the Company, Mr. Monagle worked for the Paper Technology Group at Hercules between 1990 and 2003, where he held sales and marketing positions of increasing responsibility. Between 1985 and 1990, he served as an aviation officer in the U.S. Army’s 11th Armored Cavalry Regiment, leaving the service as a troop commander with a rank of Captain.

●
Michael A. Cipolla was elected Vice President, Corporate Controller and Chief Accounting Officer in July 2003. Prior to that, he served as Corporate Controller and Chief Accounting Officer of the Company since 1998. From 1992 to 1998 he served as Assistant Corporate Controller.

MINERALS TECHNOLOGIES	2014 Proxy Statement	19

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

●
Johannes C. Schut was elected Vice President and Managing Director, Minteq International, in March 2012. He joined the Company in 2004 as Director of Finance - Europe. In 2006, he was named Vice President, Minteq - Europe, including Middle East and India. Before joining Minerals Technologies Inc., Mr. Schut held positions of increasing responsibility with Royal Phillips Electronics and Royal FrieslandCampina - DMV International.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the Company’s best interests and those of our shareholders. Therefore, our Board has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which the Company participates and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally or (2) transactions involving less than $120,000 when aggregated with all similar transactions during the course of the fiscal year.

Under the policy, a related party transaction may be entered into only (i) if the Corporate Governance and Nominating Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, or (ii) if the transaction has been approved by the disinterested members of the Board. Related party transactions may be approved or ratified only if the Corporate Governance and Nominating Committee or the disinterested members of the Board determine that, under all of the circumstances, the transaction is in the best interests of the Company.

2013 Related Party Transactions

Ms. Smith, a director of the Company, has been Senior Vice President and Chief Financial Officer of Commercial Metals Company since June 2011. The Company had a purchase and sales relationship with certain units of Commercial Metals Company that preexisted Ms. Smith’s appointment to the Company’s Board of Directors and her employment with Commercial Metals Company. The Company continued in 2013 to purchase from and sell to Commercial Metals Company certain products, including magnesium oxide. This ongoing relationship was reviewed by the Corporate Governance and Nominating Committee under the Company’s related party transaction policy and it was determined that Ms. Smith does not have a direct or indirect material interest in such sales because the annual sales to, or purchases from, the Company are less than 1% of the consolidated gross revenues of each of the Company and Commercial Metals Company and such purchases and sales were made in the ordinary course of business of each company.

20	MINERALS TECHNOLOGIES	2014 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership of Company common stock, as of January 31, 2013, by (i) each shareholder known to the Company that beneficially owned more than 5% of Company common stock, (ii) each director and nominee, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership(b)		Percent of Class	Number of Share Equivalent Units Owned(c)
Common	Royce & Associates LLC 745 Fifth Avenue New York, NY 10151	4,140,589	(d)	12%	—
	Blackrock, Inc. 40 East 52nd Street New York, NY 10022	3,016,423	(e)	8.5%	—
	Vanguard Group Inc. 100 Vanguard Blvd. Malvern, Pa 19355	2,023,616	(f)	5.9%	—
	J.C. Muscari	634,415	(g)	*	16,986
	D.T. Dietrich	93,596	(h)	*	1,875
	D.J. Monagle	134,120	(i)	*	2,430
	T.J. Meek	84,677	(j)	*	3,814
	D.W. Mayger	36,307	(k)	*	1,013
	R.S. Wetherbee	216	(l)	*	486
	J.J. Carmola	400		*	425
	P.H.J. Cholmondeley	1,230		*	21,836
	R.L. Clark	400		*	8,584
	D.R. Dunham	1,200		*	20,610
	M.E. Robinson	402		*	3,815
	B.R. Smith	400		*	5,923
	Directors and Officers as a group (16 individuals)	1,103,370	(m)	3.1%	93,767

*	Less than 1%.
**	Table does not include Donald C. Winter who was elected February 2014.
(a)	The address of each director and officer is c/o Minerals Technologies Inc., 622 Third Avenue, New York, New York 10017-6707.
(b)	Sole voting and investment power, except as otherwise indicated. Does not include “Share Equivalent Units.”
(c)	“Share Equivalent Units,” which entitle the officer or director to a cash benefit equal to the number of units in his or her account multiplied by the closing price of our common stock on the business day prior to the date of payment, have been credited to Messrs. Muscari, Dietrich, Monagle,
Meek, Mayger and Wetherbee under the Nonfunded Deferred Compensation and Supplemental Savings Plan; and to Ms. Cholmondeley, Dr. Clark,
Messrs. Dunham, Muscari, Robinson and Ms. Smith under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee
Directors. (See “Director Compensation” below.)
(d)	Based on a statement on Schedule 13G filed on January 13, 2014 with the SEC on behalf of investment adviser Royce & Associates LLC.
(e)	Based on a statement on Schedule 13G filed on January 30, 2014 with the SEC on behalf of Blackrock, Inc. According to Blackrock Inc.’s Schedule
13G/A, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the
Company’s common stock, but no such person’s interest in the Company’s common stock is more than 5% of the Company’s aggregate outstand-
ing shares of common stock.
(f)	Based on a statement on Schedule 13G filed on February 11, 2014 with the SEC on behalf of investment adviser Vanguard Group Inc.
(g)	300 of these shares are held by Mr. Muscari and his wife as joint tenants, and Mr. Muscari has shared investment and voting power with respect to these shares. 403,265 of these shares are subject to options which are exercisable currently or within 60 days.
(h)	61,192 of these shares are subject to options which are exercisable currently or within 60 days.
(i)	96,074 of these shares are subject to options which are exercisable currently or within 60 days.
(j)	62,259 of these shares are subject to options which are exercisable currently or within 60 days.
(k)	13,032 of these shares are subject to options which are exercisable currently or within 60 days.
(l)	0 of these shares are subject to options which are exercisable currently or within 60 days.
(m)	701,473 of these shares are subjection to options which are exercisable currently or within 60 days.

MINERALS TECHNOLOGIES	2014 Proxy Statement	21

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of our records and of copies furnished to us of reports under Section 16(a) of the Securities Exchange Act of 1934, or written representations that no such reports were required, we believe that all reports required to be filed by our directors, officers and greater than 10% shareholders were timely filed.

22	MINERALS TECHNOLOGIES	2014 Proxy Statement

ITEM—ELECTION OF DIRECTORS

ITEM 1—ELECTION OF DIRECTORS

The Board is divided into three classes. One class is elected each year for a three-year term. This year the Board has nominated Mr. Duane R. Dunham, who is currently a director of the Company, to serve for a three-year term expiring at the Annual Meeting to be held in 2017.

In May 2013, the Board elected Mr. John J. Carmola as director, to serve in the class whose term expires in 2015. In November 2013, Mr. Michael F. Pasquale submitted, and the Board accepted, his resignation. In January 2014, the Board elected Mr. Donald C. Winter as director, to serve in the class whose term expires in 2016. In March 2014, Ms. Paula H.J. Cholmondeley, who is currently a director, resigned as of the end of her term in 2014. Accordingly Ms. Cholmondeley’s term as a director will conclude at the 2014 Annual Meeting.

We have no reason to believe that the nominee will be unable or unwilling to serve if elected. However, if the nominee should become unable for any reason or unwilling for good cause to serve, your proxy may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.

The Board believes that the combination of the various qualifications, skills and experiences of the 2014 Director nominee would contribute to an effective and well-functioning Board.

Item 1. Election of Directors

Board Recommendation

A vote FOR election of Mr. Duane R. Dunham is unanimously recommended.

Director Nominee for Term Expiring in 2017

Duane R. Dunham
Age 72
Retired President and Chief Operating Officer of Bethlehem Steel Corporation since January 2002. Chairman and Chief Executive Officer of Bethlehem Steel from April 2000 to September 2001. President and Chief Operating Officer from 1999 to April 2000 and President of the Sparrows Point division from 1993 to 1999. Director of Bethlehem Steel Corporation from 1999 to 2002. Director of Minerals Technologies Inc. since 2002. Chairman of the Compensation Committee and member of the Corporate Governance and Nominating Committee of Minerals Technologies Inc.

MINERALS TECHNOLOGIES	2014 Proxy Statement	23

ITEM 1—ELECTION OF DIRECTORS

Directors Whose Terms Expire in 2015

Robert L. Clark
Age 50
Professor and Dean of the School of Engineering and Applied Sciences, University of Rochester since September 2008 and Senior Vice President for Research since March 2013. Dean of the Pratt School of Engineering at Duke University August 2007 to September 2008. Between 1992 and August 2007, held increasing positions of academic responsibility at Duke University from Assistant Professor to Senior Associate Dean of Pratt School of Engineering and Chair, Mechanical Engineering and Materials Science. Director of Minerals Technologies Inc. and member of the Audit Committee and the Corporate Governance and Nominating Committee as of January 2010.

John J. Carmola
Age 58
Retired Former Segment President at Goodrich Corporation. Currently a Consultant for Private Equity companies. Previously, President, Aerospace Customers and Business Development of United Technologies in 2012. From 1996 to 2012, held several positions of increasing responsibility at Goodrich, including Segment President for Actuation and Landing Systems and Segment President of Engine Systems and Group President for Engine/Safety/Electronic Systems. From 1977 to 1996, held various engineering and general management positions at General Electric, including Manager of the M&I Engines Division’s Product Delivery Operation. Director of Minerals Technologies Inc. since May 2013. Member of the Audit Committee and the Compensation Committee of Minerals Technologies Inc.

Marc E. Robinson
Age 53
Senior Executive Advisor of Booz & Company as of December 2011. Company Group Chairman of Johnson & Johnson from 2007 to September 2011. Global President Consumer Healthcare Division of Pfizer from 2003 to 2006. North American President Consumer Healthcare Division of Pfizer from 2000-2002. Regional President, Australia and New Zealand of Warner-Lambert Company from 1999 to 2000. General Manager European Business Process Improvement of Warner Lambert Company from 1996 to 1998. Marketing Assistant, Assistant Product Manager of General Mills from 1984 to 1986. Member of the Capsugel Scientific and Business Advisory Board as of May 2012. Director of Minerals Technologies Inc. and member of the Audit Committee and the Corporate Governance and Nominating Committee as of January 2012.

24	MINERALS TECHNOLOGIES	2014 Proxy Statement

ITEM 1—ELECTION OF DIRECTORS

Directors Whose Terms Expire in 2016

Joseph C. Muscari
Age 67
Chairman and Chief Executive Officer of the Company from March 2007 to March 2013. Executive Chairman of the Company from March 2013 to February 2014. In February 2014 resumed Chairman and Chief Executive Officer role. Executive Vice President and Chief Financial Officer from January 1, 2006 to December 31, 2006 and Executive Vice President from January 1, 2007 to February 28, 2007 of Alcoa Inc., a producer of aluminum and aluminum products and components and other consumer products. Executive Vice President, Alcoa Inc., and Group President—Rigid Packaging, Foil & Asia from 2004 to 2005; Executive Vice President and Group President, Asia & Latin America from 2001 to 2004; and Vice President Environment, Health, Safety, Audit and Compliance from 1997 to 2001 of Alcoa Inc. Director of Aluminum Corporation of China Limited 2002 to 2007. Director of Dana Holding Corporation since May 2010. Director of EnerSys since June 2008. Director of Minerals Technologies Inc. since January 2005.

Barbara R. Smith
Age 54
Senior Vice President and Chief Financial Officer of Commercial Metals Company since June 2011. Vice President and Chief Financial Officer of Gerdau Ameristeel from 2007-2011 and Treasurer beginning from July 2006. Senior Vice President and Chief Financial Office of FARO Technologies, Inc. from February 2005 to July 2006. During the more than 20 prior years, Ms. Smith held positions of increasing financial leadership with Alcoa Inc. Director of Minerals Technologies Inc. since May 2011. Chair of the Audit Committee and member of the Compensation Committee of Minerals Technologies Inc.

Donald C. Winter
Age 65
Independent consultant and a Professor of Engineering Practice at the University of Michigan, where he teaches graduate level courses on Systems Engineering, Safety and Reliability, and Maritime Policy. Dr. Winter served as the 74th Secretary of the Navy from January 2006 to March 2009. Previously, Dr. Winter held multiple positions in the aerospace and defense industry as a systems engineer, program manager and corporate executive. From 2000 to 2005, he was President and CEO of TRW Systems (later Northrop Grumman Mission Systems), which he joined in 1972. From 2010 to 2012, Dr. Winter served as chair of the National Academy of Engineering Committee charged with investigating the causes of the Deepwater Horizon Blowout for the Secretary of the Interior. He continues to consult and lecture on systems safety, worldwide. Dr. Winter received a bachelor’s degree in physics from the University of Rochester, and both a masters and doctorate in physics from the University of Michigan. He is also a graduate of the University of Southern California Management Policy Institute, the UCLA Executive Program, and the Harvard University Program for Senior Executives in National and International Security. In 2002, he was elected a member of the National Academy of Engineering. In 2009, he received the Department of Defense Medal for Distinguished Public Service. Director of Minerals Technologies Inc. since February 2014.

MINERALS TECHNOLOGIES	2014 Proxy Statement	25

PROXY SUMMARY

Director Whose Term Expires in 2014

Paula H.J. Cholmondeley
Age 67
Former Vice President and General Manager, Specialty Products from 2000 to 2004 of Sappi Fine Paper, North America, a producer of coated fine paper. Ms. Cholmondeley held senior positions with various companies from 1980 through 1998 including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a former certified public accountant, is an alumnus of Howard University and received a Masters Degree in Accounting from the University of Pennsylvania, Wharton School of Finance. Member of the Board of Directors of Dentsply International Inc. and Terex Corporation, and also a member of the audit committee and independent trustee of Nationwide Mutual Funds. Independent trustee of Nationwide Mutual Funds. Part-time member of the Board Services faculty of the National Association of Corporate Directors. Director of Minerals Technologies Inc. since January 2005. Member of the Audit Committee and Chair of the Corporate Governance and Nominating Committee of Minerals Technologies Inc.

26	MINERALS TECHNOLOGIES	2014 Proxy Statement

ITEM 2—RATIFICATION OF APPOINTMENT OF AUDITORS	PROXY SUMMARY
2—
ITEM 2—RATIFICATION OF APPOINTMENT OF AUDITORS
RATIFICATION OF APPOINTMENT OF AUDITORS
The Audit Committee of the Board has appointed KPMG to serve as our independent registered public accounting firm for the current fiscal year, subject to the approval of the shareholders. KPMG and its predecessors have audited the financial records of the businesses that comprise the Company for many years. We consider the firm well qualified.

We expect that representatives of KPMG will be present at the Annual Meeting of Shareholders. These representatives will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Item 2. Ratify Auditors

Board Recommendation

A vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year is unanimously recommended.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. As part of fulfilling its oversight responsibility, the Audit Committee reviewed and discussed with management the audited financial statements of the Company, including the audit of the effective operation of, and internal control over, financial reporting, for the fiscal year ended December 31, 2013. In addition, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee has discussed with KPMG the independent accountant’s independence from the Company and has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Principal Accounting Fees and Services

The Company incurred the following fees for services performed by KPMG in fiscal years 2013 and 2012:

	2013	2012
Audit Fees	$1,567,496	$1,636,000
Audit Related Fees	68,229	75,448
Tax Fees	23,985	110,688
All Other Fees	4,973	5,692
Total Fees	$1,664,863	$1,827,828

MINERALS TECHNOLOGIES	2014 Proxy Statement	27

PROXY SUMMARY	ITEM 2—RATIFICATION OF APPOINTMENT OF AUDITORS

Audit Fees. Audit fees are fees the Company paid to KPMG for professional services for the audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K, including fees associated with the audit of the effective operation of, and internal control over financial reporting, and review of financial statements included in Quarterly Reports on Form 10-Q, or for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit Related Fees. Audit related fees are billed by KPMG for assurance and related services that are reasonably related to the audit or review of the Company’s financial statements, including due diligence and benefit plan audits.

Tax Fees. Tax fees are fees billed by KPMG for tax compliance, tax advice and tax planning.

All Other Fees. All other fees are fees billed by KPMG to the Company for any services not included in the first three categories.

Pre-Approval Policy. The Audit Committee established a policy that requires it to approve all services provided by its independent registered public accounting firm before the independent registered public accounting firm provides those services. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, audit-related services, tax services and all other fees within defined limits. All of the Audit Related Fees, Tax Fees and All Other Fees paid to KPMG were approved by the Audit Committee in accordance with its pre-approval policy in fiscal year 2013.

The Audit Committee considered all these services in connection with KPMG’s audits of the Company’s financial statements, and the effective operation of, and internal control over, financial reporting for the fiscal years ended December 31, 2013 and 2012, and concluded that they were compatible with maintaining KPMG’s independence from the Company in the applicable periods.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

Barbara R. Smith, Chair
John J. Carmola
Paula H.J. Cholmondeley
Robert L. Clark
Marc E. Robinson

28	MINERALS TECHNOLOGIES	2014 Proxy Statement

ITEM 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	PROXY SUMMARY

ITEM 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board of Directors is asking you to approve, on an advisory basis, the 2013 compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors” sections of this Proxy Statement. This proposal is commonly known as “Say-on-Pay.”

While this vote is advisory, and not binding on the Company, the Compensation Committee or the Board of Directors, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the future. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. You should read the Compensation Discussion and Analysis, which discusses how our executive compensation policies and programs implement our executive compensation philosophy, and the Compensation of Executive Officers and Directors section which summarizes the 2013 compensation of our named executive officers.

In determining whether to approve this proposal, we believe you should consider how we link pay to performance, which is discussed in detail in the Compensation Discussion and Analysis section under “How We Tie Pay to Performance.” In particular you should bear in mind that:

●	In 2013, the Company delivered strong results as measured both by our financial performance and execution of our strategies of geographic expansion and new product innovation.

●	The Company’s common stock outperformed all of its comparative indices as well as the Company’s comparator peer group in 2013.

●
Over 80% of the compensation of our Chairman and Chief Executive Officer, Mr. Joseph C. Muscari, is at risk and variable depending on company and individual performance. A similar portion of the compensation of our former Chief Executive Officer, Mr. Robert S. Wetherbee, was at risk and performance-based.

●	In 2013, we extensively engaged with our shareholders to determine how our corporate governance and compensation practices can be improved.

Accordingly, the Board of Directors recommends approval of the following resolution:

RESOLVED, that shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers in 2013, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related tables and disclosure).

Item 3. Advisory Vote to Approve Executive Compensation

Board Recommendation

A vote FOR the advisory vote approving 2013 executive compensation is unanimously recommended.

MINERALS TECHNOLOGIES	2014 Proxy Statement	29

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. Our compensation program for senior executives is governed by the Compensation Committee, which determines the compensation of all eight of the current executive officers of the Company. This discussion and analysis focuses on our named executive officers – our Chairman and Chief Executive Officer (who was Executive Chairman from March 2013 to February 2014), Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2013. Under applicable SEC rules, our named executive officers for 2013 also include Robert S. Wetherbee, our former President and Chief Executive Officer. The named executive officers for 2013 were:

Name	Title
Joseph C. Muscari	Chairman and Chief Executive Officer
Douglas T. Dietrich	Senior Vice President, Finance and Treasury, Chief Financial Officer
D.J. Monagle III	Senior Vice President, Chief Operating Officer
Thomas J. Meek	Senior Vice President, General Counsel, Secretary, Chief Compliance Officer
Douglas W. Mayger	Senior Vice President, Performance Minerals and MTI Supply Chain
Robert S. Wetherbee	Former President and Chief Executive Officer

How We Tie Pay to Performance

Our executive compensation program is designed to reward the achievement of the short-term and long-term objectives of the Company, to attract and retain world-class talent, and to relate compensation to the value created for its shareholders. We also believe that as an employee’s level or responsibility increases, so should the proportion of performance-based compensation. As a result, our executive compensation programs closely tie pay to performance.

Company Performance

MTI is a very different company today than it was seven years ago. At the end of 2006, the Company was faced with a number of critical challenges that ranged from a product development pipeline that was nearly bare and a development process that was off-track; an overhead structure that was too big and costly for its competitive environment; a manufacturing base that was not as efficient and effective as needed to be; a work safety environment that was average but unacceptable to us; and return on capital was below the Company’s cost of capital as profitable growth had stalled. Amongst these challenges, however, we also saw excellent future potential in the company’s worldwide market positions, core competencies; solid value system and dedicated employees. During 2007, we began to address the Company’s issues by focusing on the key initiatives of Growth, Technology and Innovation; Operations Excellence; Expense Reduction; and Safety. The Company navigated through a major recession and moved quickly to make the adjustments required to position ourselves to be in a much improved position today. These adjustments involved major workforce reductions, rapid streamlining of our operations, and strategic realignments of resources. Throughout the recession, although we addressed short-term issues to remain profitable, we continued to stay focused on our longer term targets and growth strategies through our key initiatives.

MTI is a strong operating company, financially disciplined, transparent in its communications, close to its customers, with an aligned management team and a very engaged workforce. This change over the past seven years is reflected in our financial and operating results. In 2013, the Company delivered strong results as measured both by our financial performance and execution of our strategies of geographic expansion and new product innovation.

The following is a summary of our performance highlights for 2013 as well as the improvements we have made over the past seven years. In this Compensation Discussion and Analysis, we refer to earnings per share from continuing operations and operating income excluding special items, which are non-GAAP financial measures. See Attachment A to this Proxy Statement for a reconciliation to our results as reported under GAAP.

30	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

Financial Performance Highlights

●
We had record earnings per share of $2.42, a 12% increase over the previous record in 2012 and the Company has achieved record earnings for four consecutive years. Our 2013 earnings per share of $2.42 represent a 75% increase over 2006 earnings of $1.38 per share. This represents a 7-year compound annual growth rate of 8.4%

●	Operating income of $124 million was a record with 10% growth over 2012. Operating income represented 12.2% of sales in 2013.

MINERALS TECHNOLOGIES	2014 Proxy Statement	31

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

●	Our Return on Capital for the year was 9.5%. This represents a compound annual growth rate of 5.8% over 2006.

●	Operating margin increased from 9.0% of sales in 2006 to 12.2% of sales in 2013. This improvement was attributable to cost and expense control, productivity improvements and operational excellence.

●
Our cash flow for the year and our balance sheet continued to be strong. We generated $138 million in cash, and we repurchased $52 million in stock through our continuing share repurchase program. During the last four years, the Company repurchased over $157 million in treasury stock. Cash and short-term investments at December 31, 2013 were over $506 million and our total debt was approximately $89 million resulting in a net cash position of $417 million compared with a net debt position of $81 million in 2006. The improvement in our net cash position was over $500 million while repurchasing nearly $250 million in treasury stock.

32	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

●
Our SG&A expenses have been under control and represent 10.7% of sales in 2013 compared with 12.9% of sales in 2006. We have reduced total expenses, including plant administrative costs, by over $40 million since 2006.

●
Total working capital remains under control and efficient, reflecting the improvements in working capital management within both business segments over the past several years. Total working capital was reduced from $244 million in 2006 to $162 million in 2013, a reduction of $82 million. Our days working capital were reduced from 82 days in 2006 to 57 days in 2013.

MINERALS TECHNOLOGIES	2014 Proxy Statement	33

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Strategic Growth Highlights

●
Executing our strategy of geographic expansion, we signed contracts for two new satellite PCC facilities—one in China and one in Europe—and began operation of two new satellite plants, one in Thailand and another in India. In January 2014, we signed an agreement for a 100,000 ton satellite in Changshu, China. We presently have four PCC facilities under construction in China. A significant portion of the reason for our growth success lies in our development of new technologies to increase the amount of PCC in paper—a major cost-saving factor highly sought after by the worldwide paper industry.

●
The Company continues to see progress in its major growth strategy of developing and commercializing new products in advancing our FulFill® platform. FulFill® is a portfolio of high-filler technologies that offers papermakers a variety of solutions that decrease dependency on natural fiber to reduce costs. We signed four commercial agreements for FulFill® in 2013 and one additional contract in early 2014. Today, we have commercial agreements with a total of 15 paper mills, and are actively engaged with 20 other mills around the globe.

●
In 2012 our Refractories Segment also signed an agreement with United Steel Company B.S.C. (SULB) to perform all refractory maintenance at a greenfield steel mill in Bahrain that began operation in the third quarter. Minteq, working with other refractory companies, is responsible for coordinating all refractory maintenance of the steel furnaces and the other steel production vessels. This is a new business model for Minteq and we are exploring similar opportunities elsewhere.

●
In 2006 our Technology Lead Team, which is comprised of senior scientists and business leaders across the Company, was faced with an R&D pipeline that was nearly dry. The team instituted a new product development process that since 2006 has generated more than 300 new ideas, of which 44 were moved to the commercialization stage.

34	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

Operational Excellence and Safety

●
Our Specialty Minerals Segment and Performance Minerals product lines achieved record earnings. The segment continued to improve productivity and efficiency through a disciplined effort of deploying Operational Excellence and Lean principles.

●
The Company achieved 5% productivity improvements over 2012, which improved operating income by over $3 million in 2013. The productivity improvements have been evident within the Company as our tons per hour worked have improved by 18% over the last five years.

●
Our efforts to embed Operational Excellence and Lean principles into the Company began in 2007. In 2013 our employees held approximately 1,850 Total Kaizen events (Kaizen events are highly focused improvement workshops that address a particular process or area) and generated over 15,000 ideas of which 70% were implemented.

●
We had a record safety performance in 2013 and we are approaching world class safety levels. Our safety record has improved significantly, from a 3.730 annual recordable injury rate in 2006 to 1.594 in 2013; an improvement of 57%, and from a 2.560 lost workday injury rate in 2006 to 0.386 in 2013; an improvement of 85%.

MINERALS TECHNOLOGIES	2014 Proxy Statement	35

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Total Shareholder Return

For those who wish to consider total shareholder return when evaluating executive compensation, the graphs below compares Minerals Technologies Inc.’s cumulative 1-year, 3-year and 5-year total shareholder return on common stock with the cumulative total returns of the S&P 500 Index, the Dow Jones US Industrials Index, the S&P Midcap 400 Index, the Dow Jones US Basic Materials Index, and the S&P MidCap 400 Materials Sector. These graphs track the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) over the covered periods.

36	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

Executive Compensation Practices

We highlight below certain executive compensation practices, both the practices we have implemented to incentivize performance and certain other practices that we have not implemented because we do not believe they would serve shareholders’ long-term interests:

What We Do

☑ Pay for Performance – We tie pay to performance. The great majority of executive pay is not guaranteed. We set clear goals for corporate and business unit performance and differentiate based on individual achievement. The vast majority of our named executive officers’ compensation is at risk and variable depending on Company and individual performance.

☑ Use Objective Financial Metrics – A substantial majority (80%) of the awards granted under our Annual Incentive Plan are based on the achievement of corporate financial metrics that we believe are challenging in light of the economic condition in the markets we serve and the risks to achieve high performance.

☑ Link Long-Term Compensation to Stock Performance – The majority of our long-term awards are in the form of equity awards that vest over a three-year period. We believe that such awards directly link pay with the interests of shareholders. In addition, two of the three metrics in our long-term incentive plan are based on our stock performance.

☑ Use An Appropriate Peer Group – We revised the peer group we used in 2012 to ensure that we use appropriate comparators for benchmarking our compensation program.

☑ Expect High Performance – We expect our executives to deliver sustained high performance year-over-year and over time to stay in their respective positions.

☑ Review Tally Sheets – We review tally sheets for our named executive officers prior to making annual executive compensation decisions.

☑ Double Trigger for Vesting on Change in Control – Our equity compensation plan provides for accelerated vesting of awards after a change in control only if an employee is also terminated (a “double trigger”).

☑ Clawback – In 2012, we adopted a policy to recoup certain incentive and other compensation payments (a “clawback” policy) to ensure that our executives do not retain undeserved windfalls and to enhance our pay-for-performance initiatives.

☑ Minimal Perquisites – We provide only minimal perquisites that have a sound benefit to the Company’s business.

☑ Stringent Stock Ownership Guidelines – We have adopted stringent stock ownership guidelines - six times base salary for our CEO, four times base salary for our CFO and COO, three times base salary for our other executives, and for directors five times their annual cash retainer.

☑ Retention Period on Exercised Stock Options and Vested DRSUs – Executives must hold for at least five years a minimum of 50% of after-tax value of appreciation of stock options upon exercise and retain at least 50% of stock received after-tax from Deferred Restricted Stock Units (DRSUs) grants upon vesting.

☑ Independent Compensation Consulting Firm – The Compensation Committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.

What We Don’t Do

☒ No Increase in our CEO’s Base Salary or Target Incentive Compensation - There has been no increase in our Chairman and Chief Executive Officer’s salary since 2009, nor any increase in his target incentive compensation since 2011. At-risk compensation has increased only as a result of improved performance.

☒ We Do Not Pay Dividend Equivalents on Stock Options and Unvested DRSUs

☒ No Repricing Underwater Stock Options or Backdating Stock Options

☒ No Inclusion of the Value of Equity Awards in Pension or Severance Calculations

☒ No Excise Tax Gross-Up Payments Upon Change In Control

☒ No Hedging Transactions, Pledges of Stock Or Short Sales By Executives Permitted

MINERALS TECHNOLOGIES	2014 Proxy Statement	37

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Chief Executive Officer Compensation

Relationship Between Company Performance and Chief Executive Officer Compensation for 2013

We have structured our compensation program to strongly tie our executives’ pay to performance. This is reflected in the compensation that was awarded to Mr. Muscari, who had served as Chairman and Chief Executive Officer from 2007 until March 2013 and for the remainder of 2013 was our Executive Chairman, and Mr. Wetherbee, who was our Chief Executive Officer commencing in March 2013. In accordance with the succession plan developed by our Board in 2012, it was the Company’s intention over the remainder of 2013 to transition leadership to Mr. Wetherbee. In addition to effecting this transition, Mr. Muscari’s responsibilities as Executive Chairman were to focus on enhancing our relationships with key customers and to lead the Company’s acquisition efforts. As originally envisioned, over 2013 Mr. Muscari would reduce his executive responsibilities to a part-time basis and later phase them out entirely. During 2013, however, Mr. Muscari became increasingly engaged in the Company’s efforts to acquire Amcol International Corporation. These efforts culminated in our agreement on March 10, 2014 to acquire Amcol. In addition, during 2013, the leadership transition encountered difficulties. Accordingly, Mr. Muscari was required to continue his executive responsibilities on a full-time basis. On February 27, 2014, Mr. Wetherbee resigned as President and Chief Executive Officer for personal reasons. The succession plan developed by the Board allowed for this possibility as part of its overall design, and the Board determined upon Mr. Wetherbee’s resignation that Mr. Muscari should resume responsibilities as the Company’s Chief Executive Officer.

Relationship of Mr. Muscari’s Pay to Performance.

Over 80% of Mr. Muscari’s compensation is at risk and variable depending on company and individual performance. The Compensation Committee believed 2013 compensation appropriately reflected the Company’s strong financial and operational performance as well as Mr. Muscari’s individual performance. As detailed below in this Compensation Discussion & Analysis, there are five main elements of our executive compensation program:

●	Base salary is the only portion that is not at-risk and not performance-based.

●
Annual incentive compensation is based on the Company’s achievement with respect to two financial metrics we believe are the most important business metrics that lead to creation of shareholder value (Operating Income (OI) and Return on Capital (ROC)), representing 70% of the plan’s bonus opportunity, and achievement of personal performance objectives. Our OI and ROC performance for the year was strong, with both metrics exceeding the target, leading to payment on this portion of the 2013 Annual Incentive Plan award opportunity at 165.1%. Mr. Muscari’s performance against his personal performance objectives was 134.1% of target. Accordingly, the total 2013 Annual Incentive Plan award paid for the year to Mr. Muscari, based on Company and individual performance, was 155.8% of target.

●
The majority of our long-term incentives are two forms of equity-based awards: stock options and DRSUs. These awards provide a direct link between pay and shareholder interests. The awards typically vest in three annual increments. Although this vesting is time-based, we strongly believe that our equity-based awards are performance-based, as vesting only occurs if the executive continues to be employed by the Company on the vesting date. We have a high-performance culture. This means that we expect our executives to perform to high levels. Our history is that executives that do not meet such performance standards leave our Company; in the past seven years, there has been 100% turnover of the positions in our executive management team. These officers have forfeited all of their unvested equity awards.

●
The remaining long-term incentives are grants of Performance Units under our long-term incentive plan. The Performance Units cliff-vest after three years, meaning that executives who leave prior to the vesting date forfeit the awards, and pay out in cash based on three-year performance goals. Payouts are based on achievement relative to three goals: ROC, which is based on a three-year target in contrast to the one-year ROC target under our Annual Incentive Plan, and total shareholder return relative to a peer index and relative to the broader market. The Performance Units that vested on December 31, 2013 were granted in early 2011 and related to the 2011 - 2013 performance period. During this period, our total shareholder return exceeded both the peer index and relative to the broader market (see the chart on pg. 3), and our ROC also approximated its target, which is based on the Company’s cost of capital. This strong performance is reflected in pay-outs at a level of approximately 220% of target value per unit for units that vested at the end of 2013. The increase in long-term incentive compensation constitutes a large majority of the increase in Mr. Muscari’s compensation in 2013.

The table on the next page shows how payouts realized on Performance Units have increased over the past six years.

38	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

History of Performance Unit Payouts

	Three Year	Actual Payout as a Percentage of Payout at
Grant Date	Performance Period	Target Performance
2011	2011 – 2013	220%
2010	2010 – 2012	150%
2009	2009 – 2011	78%
2008	2008 – 2010	40%
2007	2007 – 2009	0%
2006	2006 – 2008	0%

Relationship of Mr. Wetherbee’s Pay to Performance.

In connection with his appointment as Chief Executive Officer, we entered into an employment agreement with Mr. Wetherbee, pursuant to which his base salary for 2013 was fixed and he was entitled to a short-term incentive compensation opportunity consistent with that of our other executive leadership. Mr. Wetherbee was also awarded long-term incentives consisting of DRSUs, stock options and Performance Units. Consistent with awards to our other executive officers, the DRSUs and stock options were scheduled to vest in three installments, beginning on the first anniversary of their grant, and the Performance Units were scheduled to vest at the end of their performance period in 2015.

As with Mr. Muscari, base salary is the only portion of Mr. Wetherbee’s compensation that was not at-risk and not performance-based. The majority of Mr. Wetherbee’s compensation – his annual incentive opportunity and his long-term incentive awards – was at risk. While Mr. Wetherbee’s contributions to the success of the Company in 2013 were reflected in the pro rata annual incentive compensation awarded to him for 2013, approximately half of his total compensation consisted of long-term incentive awards. He forfeited all of his long-term incentive awards upon his resignation, as none of such awards had vested.

In addition, Mr. Wetherbee was not entitled to any severance in connection with his resignation.

MINERALS TECHNOLOGIES	2014 Proxy Statement	39

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Consideration of Results of 2013 Shareholder Advisory Vote

At our 2013 Annual Meeting, our shareholders approved the 2012 compensation of our named executive officers with 88% of the shares voting on the matter at the meeting voting in favor. We believe that the large margin of approval of our 2013 “Say-on-Pay” proposal resulted in large measure from the extensive shareholder engagement effort we undertook in 2012. We continued this shareholder outreach program in 2013, including contacting all of our top 35 shareholders, who at the time collectively held in excess of 75% of our stock. Specifically, we solicited our shareholders’ views on whether they considered the disclosure in our 2013 proxy statement sufficient and understandable, whether they had any concerns with our executive compensation program, especially our program’s design and the linkage between pay and performance, and whether there were any other ways we could enhance our corporate governance structure to be more effective in driving shareholder value. The shareholders that engaged with us responded positively with respect to our 2013 disclosure, to the changes we had made in 2012 and early 2013 to our executive compensation program and corporate governance, and to the linkage between pay and performance under our executive compensation program. We have also continued to engage with proxy advisory services.

The following is a sampling of several of the comments we received from our shareholders through this engagement process that reflected the overall response:

MTI’s 2013 proxy materials were “sufficient and understandable.”

“We were pleased to see the changes you made.”

MTI’s proxy disclosure with respect to compensation issues was “well organized” and “very candid” as to the steps they took on their governance program and why we believe their pay is performance-based.

While compensation is “always a hot topic,” their “outreach in 2013 and the changes that they made to their compensation program” were appreciated.

As a result of the majority of shares favoring our “Say-on-Pay” proposal at our 2013 Annual Meeting, and the overwhelmingly positive feedback we received during our 2013 shareholder outreach program, we have substantially maintained our executive compensation policies. The Compensation Committee will continue to consider the views of our shareholders in connection with our executive compensation program and make improvements based upon evolving best practices, market compensation information and changing regulatory requirements.

40	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

What We Pay and Why: Elements of Our Compensation Program for Named Executive Officers

We have structured the major portion of executive compensation as “total direct remuneration,” consisting of base salary, annual incentive awards and long-term incentive awards. Long-term incentive awards consist of stock options, Deferred Restricted Stock Units (“DRSUs”), and Performance Units awarded under our long-term incentive plan. Additional elements supplement the total direct remuneration. As illustrated in the accompanying table, in 2013, the majority of total direct compensation to our named executive officers was performance-based and at risk and was long-term in nature.

	2013 Target Direct Remuneration Mix(1)

		At-	Short-	Long-
Name	Fixed	Risk	Term	Term	Cash	Equity
J.C. Muscari	18%	82%	36%	64%	62%	38%
D.T. Dietrich	24%	76%	42%	58%	65%	35%
D.J. Monagle	23%	77%	40%	60%	64%	36%
T.J. Meek	25%	75%	44%	56%	67%	33%
D.W. Mayger	29%	71%	50%	50%	70%	30%
R.S. Wetherbee	25%	75%	46%	54%	67%	33%

(1)
The only fixed component of total direct remuneration at the Company is base salary. All other elements of total direct remuneration are performance-based and at risk (not guaranteed). The short-term components are base salary and annual incentives. The cash component includes base salary, annual incentives and Performance Units (which are denominated in and pay out in cash).

The table below summarizes the compensatory elements of our program and briefly explains their purpose. Following the table, we provide a detailed description of each element, why we pay it, and what decisions were made for individual payments and awards in 2013.

Element of Compensation Program	Description	How This Element Promotes Company Objectives/ Positioning vs. Market
Annual Compensation:
—Base Salary	Fixed annual compensation that is certain as to payment; provides continuous income to meet ongoing living costs.	Intended to be competitive with marketplace, to aid in recruitment and retention.
—Annual Incentives	Offers opportunity to earn performance-based compensation for achieving pre-set annual goals.	Motivate and reward achievement of corporate objectives.
Long-Term Compensation:
—Stock Options	Stock options granted at fair market value on date of grant with ratable vesting over three years. This represents approximately 20% of target long-term incentive compensation for each individual.	More highly leveraged risk and reward alignment with shareholder value; vesting terms and holding requirements promote retention and a strong linkage to the long-term interests of shareholders.
—DRSUs	Full value grant of stock units with ratable vesting over three years. This represents approximately 40% of target long-term incentive compensation for each individual.
Intended to increase long-term equity ownership and to focus executives on providing shareholders with superior investment returns; vesting terms and holding requirements promote retention and a strong linkage to the long-term interests of shareholders.

—Performance Units	Units pay out in cash based on three-year performance goals. This represents approximately 40% of target long-term incentive compensation for each individual.	Units earned based on performance metrics that are believed to be key to achieving success in the Company’s strategies.
Other Compensation Elements:
—Retirement Income	Qualified and non-qualified defined benefit and qualified defined contribution plans intended to provide for replacement of annual compensation with pension or lump-sum payments upon retirement.	Fair and competitive program designed to provide basic retirement benefits and encourage long-term service.
—Deferred Compensation
Supplemental Savings Plan is a nonfunded deferred compensation plan that mirrors the Company’s qualified defined contribution plan and allows for an annual election of deferrals of salary and bonus.Additionally, the program provides a second and separate election opportunity for the deferral of annual base salary and bonus for which these deferrals are credited with interest only.
Modest program that allows executives to have same level of benefits as other participants not subject to IRS limits.
—Severance Payments	Payments and benefits upon termination of an executive’s employment in specified circumstances, including after a change in control.
Intended to provide assurance of financial security to attract lateral hires and to retain executives, especially in disruptive circumstances, such as a change in control and leadership transitions; encourages management to consider transactions that could benefit shareholders.

—Benefits	Health and welfare benefits.	Fair and competitive programs to provide family protection, facilitate recruitment and retention.
—Perquisites	Modest personal benefits limited to financial counseling.	Highly desired benefits which can represent cost-effective elements of compensation. We do not provide tax gross-ups for perquisites.

MINERALS TECHNOLOGIES	2014 Proxy Statement	41

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

The Committee believes that the overall compensation to the named executive officers should include reasonable levels of fixed cash compensation in order to provide a level of assurance of compensation. Base salaries of our named executive officers are determined in accordance with their responsibilities, their tenure in position, performance and market data for the position, although no particular weight is assigned to any one factor. Each employee receives an annual performance rating. The performance rating of Mr. Muscari, the Company’s Chairman and Chief Executive Officer through March 2013 and since February 2014, is assigned by the Compensation Committee and approved by the Board. The performance ratings of other officers, including the named executive officers, are assigned by the Company’s Chief Executive Officer, subject to review by the Compensation Committee. For 2013, the named executive officers’ performance ratings were assigned by Mr. Muscari, who was Chief Executive Officer at the time performance ratings were assigned. The base salary for Mr. Wetherbee, who was Chief Executive Officer commencing in March 2013, was established in his employment agreement, which the Company negotiated with Mr. Wetherbee.

Based on the Company’s performance, general business outlook, and industry compensation trends, we set guidelines for average percentage compensation adjustments to salary for all employees for the coming year. The percentage increase received by a particular employee is determined on the basis of the employee’s performance rating and current compensation level compared to similar marketplace positions.

The Committee has provided no increase in Mr. Muscari’s base salary since 2009.

Annual Incentives

We pay annual incentives through our Annual Incentive Plan. The 2013 Annual Incentive Plan is designed to reward participants for the achievement of pre-established Company-wide financial goals and individual contributions thereto, as well as to reward the achievement of individual performance goals, by providing cash awards that are paid if such goals are met. Target annual incentive payment amounts are calculated (as a rounded amount) using the following formula:

Base Salary X Target Percentage of Base Salary = Target Annual Incentive Compensation

The amount of incentive compensation actually earned by participants in the Annual Incentive Plan is determined by multiplying the target amount by a performance factor. The performance factor represents percentage achievement of weighted composite of corporate financial targets, personal performance objectives and, for those executives who are Business Unit heads, Business Unit financial targets. The overall performance factor for each element (corporate financial targets, Business Unit financial targets, and personal performance objectives) may individually range from a minimum of 25% to a maximum of 200%, for an overall maximum performance factor of 200%. Payout is equal to target incentive compensation if the performance factor for each element is achieved at 100%.

42	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

Summary of Payments

In January 2014, the Committee reviewed the results of the 2013 Annual Incentive Plan. Payments were determined based on the achievement of the performance factors described below. Individual performance ratings were submitted by the Executive Chairman and Chief Executive Officer for discussion and approval by the Committee. The performance factors actually achieved for 2013 and the resulting payments to the named executive officers under the 2013 Annual Incentive Plan were as follows:

Name	2013 Base Salary	Target Percentage of Base Salary	Target Annual Incentive Compensation	Maximum Annual Incentive Compensation	Performance Factor Achieved	2013 Incentive Compensation Earned
J.C. Muscari	$900,000	100%	$900,000	$1,800,000	155.80%	$1,402,500
D.T Dietrich	$417,450	75%	$313,000	$626,000	160.30%	$501,700
D.J. Monagle	$408,300	75%	$306,200	$612,400	181.40%	$555,400
T.J. Meek	$407,875	75%	$304,300	$608,600	153.30%	$466,500
D.W. Mayger	$382,875	75%	$285,600	$571,200	137.30%	$392,200
R.S. Wetherbee	$567,671	80%	$454,100	$908,200	110.00%	$500,000

Calculating the Performance Factor

We maintain a strong link between performance and pay within our executive compensation program through emphasis on incentives and utilization of performance measures that we believe are key drivers of shareholder value creation. For the 2013 Annual Incentive Plan, we determined that two financial measures—Operating Income (“OI”) and Return on Capital (“ROC”)—are the most important business metrics that lead to creation of shareholder value, and therefore deserve significant focus. Performance of the Company with respect to these metrics was a significant factor in each executive’s bonus opportunity. For executives who are Business Unit Heads (Mr. Monagle and Mr. Mayger), performance with respect to these financial targets within the executive’s Business Unit was also a significant factor in such executive’s bonus opportunity. The remainder of each executive’s bonus opportunity was based on personal performance objectives. Approximately half of the personal performance objectives were based on quantifiable financial components: Expense Management, improvements in Working Capital, and certain Productivity metrics, for which specific targets were established. Accordingly, financial components (OI, ROC, and improvements in Working Capital, Expense Management, and Productivity) represented approximately 80% of the plan’s target metrics.

The table below summarizes the weightings for each element of the performance factor (corporate financial targets, Business Unit financial targets, and personal performance objectives) for each of our named executive officers, other than Mr. Wetherbee, along with their achievement in 2013.

	Company Financial Targets		Business Unit Financial Targets		Personal Performance
Name	Weighting	Achievement	Weighting	Achievement	Weighting	Achievement
J.C. Muscari	70%	165.1%	—	—	30%	134.1%
D.T Dietrich	70%	165.1%	—	—	30%	149.0%
D.J. Monagle	20%	165.1%	50%	200.0%	30%	161.3%
T.J. Meek	70%	165.1%	—	—	30%	125.6%
D.W. Mayger	20%	165.1%	50%	148.6%	30%	100.0%

For Mr. Wetherbee, who resigned from the Company shortly after the Committee’s review of the results of the 2013 Annual Incentive Plan, the Committee did not undertake a strict mathematical calculation of the Company performance and personal performance. Instead, the Committee took into consideration the overall Company performance factor of 165.1% and Mr. Wetherbee’s contribution to this achievement, but also considered that he was an executive officer for only part of the year and the personal reasons that ultimately led to Mr. Wetherbee’s resignation. As a result of these considerations, the Committee determined that Mr. Wetherbee’s overall achievement for the year was 110.0%.

MINERALS TECHNOLOGIES	2014 Proxy Statement	43

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Company Level Financial Targets

As discussed above, the Committee selected OI and ROC as the two financial measures used to determine Company performance. For each measure, a Company performance target range was determined by weighting the average of individual Business Unit performance target ranges for these measures. Business Unit performance target ranges in turn represent a weighted average of sub-Business Unit level target ranges. The actual Company performance for 2013 for each measure also represented a weighted average of individual Business Unit actual performance for the measure. For purposes of determining the Company performance target ranges and actual 2013 performance, the Company’s Business Units were weighted approximately 42% for Paper PCC, 31% for Refractories, and 27% for Performance Minerals.

The following table sets forth, for each of the OI and ROC financial measures that we use to determine Company performance, the following:

●	the performance target range for threshold and maximum performance, representing a weighted average composite of the Business Unit minimum (threshold) and maximum performance, respectively,

●	the Company performance target if each of the Business Unit level performance factors were achieved at 100% of target, and

●	actual 2013 performance, representing the weighted average composite performance of the Business Units.

	Threshold	Target	Maximum	Actual 2013 Performance
Operating Income	$66.0 million	$114.4 million	$130.6 million	$124.4 million
Return on Capital	5.1%	8.8%	10.1%	9.5%

In determining the performance targets and target ranges for OI and ROC, the Committee took into consideration the economic conditions and risks of our market segments and the business development activities and goals for each of the Business Units. The Committee strived to design performance target ranges for OI and ROC that were attainable by the executive officers but challenging taking into consideration the economic condition in the markets we serve and the risks to achieve high performance. The targets set for 2013 reflected performance that was higher than target 2012 performance, higher than actual 2012 performance for OI and similar to actual 2012 performance for ROC. Such targets were set to drive higher performance in light of contemplated challenging business development activities in 2013.

A performance factor was determined for each measure based on the actual 2013 performance. In each case, the

Company performance factor for a measure represents the weighted average of Business Unit level performance factors. For each Business Unit, actual 2013 performance for each measure was weighted—OI was weighted at 60% and ROC at 40%—and the weighted average performance corresponds to a performance factor based on an individual payout matrix for such Business Unit. The performance factors for 2013 were determined to be as follows:

●	Paper PCC Business Unit: 200%

●	Refractories Business Unit: 128.6%

●	Performance Minerals Business Unit: 148.6%

●	Overall Company: 165.1%.

Business Unit Level Financial Targets

As discussed above, Business Unit level financial targets for OI and ROC contributed to the weighted average composite Corporate financial targets. In addition, for the executives who are Business Unit heads, individual Business Unit OI and ROC were factors in determining the bonus opportunity under the 2013 Annual Incentive Plan. As noted above, Business Unit targets in turn represent a weighted average of sub-Business Unit level targets.

Consistent with prior years, the Committee selected performance target ranges for each Business Unit’s OI and ROC based upon recommendations of the Chief Executive Officer and after reviewing the Company’s 2013 operating plan. The Committee also took into account the risks associated within each business unit as well as the economic conditions of the market each business unit serves. As described above, the Committee strived to design performance target ranges for OI and ROC that were attainable by the executive officers but challenging. The targets set for 2013 reflected performance that was higher than target 2012 performance and actual 2012 performance.

44	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

As with Company level financial targets, a performance factor was determined for each Business Unit level measure based on the actual 2013 performance. The Business Unit performance factors represent percentage achievement of sub-Business Unit level targets. Accordingly, the performance factor for a measure does not represent a straight-line relationship between the Business Unit level target performance ranges and the actual performance for such Business Unit. We do not publicly report the financial results at the Business Unit or sub-Business Unit levels.

Personal Performance Objectives

Personal performance objectives for executive officers during 2013, other than the Chief Executive Officer, were set by Mr. Muscari. Personal performance objectives for Mr. Muscari, as the Chief Executive Officer until March 2013 and as Executive Chairman thereafter, and for Mr. Wetherbee, as Chief Executive Officer commencing in March 2013, were set and approved by the Compensation Committee with input from Mr. Muscari. The personal performance component provides rewards to executives in recognition of contributions in other key areas not captured in the OI and ROC financial metrics. Approximately half of the personal performance objectives were based on other quantifiable financial targets. Corporate staff executive officers had targets based upon Expense Control. Executive officers who are Business Unit Heads had targets based upon Expense Control, Days of Working Capital reductions (for Mr. Mayger), and Productivity Improvements, with different specific weightings applied to each element for each officer. Other personal performance objectives for executive officers other than the Chief Executive Officer include deployment of Lean operating principles and overall leadership. The quantifiable financial targets for Mr. Muscari and Mr. Wetherbee’s personal performance reflected an aggregation of the Business Unit and Corporate staff targets and objectives. For each category of the personal performance objectives, there was a range of potential payouts with the ultimate payout amount based upon the detailed evaluation by the Committee as to the achievement of the objectives. The Committee structured the 2013 Annual Incentive Plan in this manner so that the executives would know what their reward, if any, would be for achieving the financial objectives, while using the personal performance objectives to provide the Committee with the opportunity to assess the value of contributions or achievements within the context of the degree of difficulty and probability of achieving the objectives.

The following are the specific personal performance objectives under Annual Incentive Plan for each of our named executive officers, other than Mr. Wetherbee, as well as their achievement of such objectives in 2013:

●
Mr. Muscari: The Compensation Committee reviewed Mr. Muscari’s personal goals and objectives and assessed his performance versus the objectives in areas including, but not limited to, effectively managing the Company and enhancing long-term potential and core competencies, advancing the strategies of the three Business Units including the delivery of significant new business for long-term growth, advancing external growth initiatives, furthering the deployment of Lean management systems to provide for ongoing productivity improvements, improving the Company’s safety environment, succession planning and organizational development including bringing in new talent and further advancing diversity, furthering external and investor relations, and maintaining research and development efforts. Collectively, Mr. Muscari’s performance against his personal performance objectives was 134.1% of target.

●
Mr. Dietrich: Mr. Muscari and the Compensation Committee reviewed Mr. Dietrich’s 2013 personal goals and objectives and assessed his performance versus the objectives in areas such as expense reduction, achievement of Hoshin Plans (Hoshin is a structured methodology for executing and achieving strategic goals and objectives) and overall leadership. For Mr. Dietrich, controllable expenses for his resource unit decreased in 2013 by 2.0% from 2012 levels, and his target was an increase of 2.9%, which resulted in a payout of 200% for this component of the award. Collectively, Mr. Dietrich’s performance against his personal performance objectives was 149.0% of target.

●
Mr. Monagle: Mr. Muscari and the Compensation Committee reviewed Mr. Monagle’s 2013 personal performance goals and objectives and assessed his performance versus the objectives in areas such as Operational Excellence deployment, expense management, productivity and overall leadership. For Mr. Monagle, controllable expenses for his Business Unit decreased in 2013 by 2.5% from 2012 levels, and his target was an increase of 2.4%, which resulted in a payout of 195% for this component of the award. Productivity improvements measured as Tons Produced per Manufacturing Hour increased 4.4% from 2012 levels and his target was an improvement of 1.5% which resulted in a payout of 200% for this component of the award. Collectively, Mr. Monagle’s performance against his personal objectives was 161.3% of target.

MINERALS TECHNOLOGIES	2014 Proxy Statement	45

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

●
Mr. Meek: Mr. Muscari and the Compensation Committee reviewed Mr. Meek’s 2013 personal goals and objectives and assessed his performance versus the objectives in areas such as expense reduction, achievement of Hoshin Plans and overall leadership. For Mr. Meek, controllable expenses for his resource units decreased in 2013 by 2.2% from 2012 levels, and his target was a decrease of 2.2%, which resulted in a payout of 100.0% for this component of the award. Collectively, Mr. Meek’s performance against his personal objectives was 125.6% of target.

●
Mr. Mayger: Mr. Muscari and the Compensation Committee reviewed Mr. Mayger’s 2013 performance goals and objectives and assessed his performance versus the objectives in areas such as Operational Excellence deployment, expense and working capital management, productivity and overall leadership in his Business Unit and his resource unit. For Mr. Mayger, controllable expenses for his Business Unit and his resource unit were reduced in 2013 by 0.5% from 2012 levels, and his target was a decrease of 1.2% which resulted in a payout of 85% for this component of the award. Working capital days for his Business Unit was 63 days, and his target was 52 days, which resulted in a payout of 0% for this component of the award. Productivity improvements for his Business Units measured as Tons Produced per Manufacturing Hour increased 3.3% from 2012 levels and his target was an improvement of 2.0% which resulted in a payout of 116.7% for this component of the award. Collectively, Mr. Mayger’s performance against his personal objectives was 100% of target.

As discussed above, for Mr. Wetherbee, the Committee did not undertake a mathematical calculation of personal performance as it did for other named executive officers. Upon joining the Company in March 2013, Mr. Wetherbee’s personal goals were established by the Committee, with input from Mr. Muscari, in areas including transitioning to and establishing full leadership of the Company, advancing the strategies of the three Business Units, further developing and improving the Company’s safety culture and performance, furthering the deployment of Lean management systems to provide for ongoing productivity improvements, organizational development including bringing in new talent and further advancing diversity, furthering external and investor relations, and advancing external growth initiatives. The Committee reviewed Mr. Wetherbee’s performance with respect to these personal goals and objectives, and this review was then included in the Committee’s determination of Mr. Wetherbee’s overall achievement for the year.

Long-term Incentives

Long-term incentives consist of stock options, DRSUs and Performance Units awarded under our long-term incentive compensation plan. Our compensation program uses equity-based awards (stock options and DRSUs), the ultimate value of which is contingent on our longer-term performance, in order to provide the named executive officers with a direct incentive to seek increased shareholder returns. Furthermore, as described below, we have established stock retention requirements for our executive officers that require the executives to retain a portion of the common stock of the Company that they receive pursuant to equity awards. We believe this further aligns the interests and actions of the Company’s executive officers with the interests of the Company’s shareholders. Performance Units, which pay cash based on the Company’s performance over a three-year performance period, provide a cash incentive that is based on a longer-term performance evaluation than the 2013 Annual Incentive Plan.

Equity award opportunities and Performance Units awarded through our long-term incentive compensation plan provide the named executive officers with a direct incentive to seek increased shareholder returns and serve to further align the interests and actions of the Company’s executive officers with the interests of the Company’s shareholders. Compensation levels for each element are determined by the Committee independently and are not set based on the levels of other elements of compensation, except that the aggregate value of long-term incentive opportunities at target are generally set so that the sum of base salary, annual incentive at target and long-term incentives at target fall within the desired range of total direct remuneration. The Compensation Committee also takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to other employees and the executive’s length of service in the particular position.

46	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

To determine the amounts of each type of long-term incentive provided to each executive officer, the Committee generally first determines the total long-term incentive award to be granted to an executive officer. Total long-term incentive value is determined as a multiple of an executive’s base salary, based on market data supplied by Steven Hall & Partners, the Compensation Committee’s independent compensation consultant. The applicable percentage of total long-term incentive awards ranged from 100% to 355% of base salary for the named executive officers. The Committee then establishes the split among the three long-term incentive vehicles. The Committee decided in 2013 that the total long-term incentive value would be split as follows: 20% in the form of stock options, 40% in DRSUs and 40% in Performance Units. This split reflected a desire to base awards on performance and the general marketplace trend of decreasing the emphasis on stock options. Of the equity components, stock options are valued using the Black-Scholes option valuation method and DRSUs are valued using the average of the high and the low of the stock price on the date of the grant. Performance Units are cash vehicles linked to financial goals set by the Committee. They are valued at $100 per unit assuming target-level performance, with higher and lower per-unit values for above- and below-target performance. These values are then translated into specific amounts for each individual executive officer.

All of our long-term compensation awards are strongly linked to performance. The Performance Units awarded through our long-term incentive compensation plan are linked to measurements of return on capital and stock performance. The linkage to performance is indicated by the Units’ history of zero payouts until our company’s performance improved over the past few years. Realized payouts on Performance Units that have vested over the past seven years are set forth in the following graph.

Grant Date	Three Year Performance Period	Actual Payout as a Percentage of Payout at Target Performance
2011	2011 – 2013	220%
2010	2010 – 2012	150%
2009	2009 – 2011	78%
2008	2008 – 2010	40%
2007	2007 – 2009	0%
2006	2006 – 2008	0%
2005	2005 – 2007	0%

Equity awards have a three-year vesting period. Although this vesting is time-based, we strongly believe that our equity-based awards are performance-based, as vesting only occurs if the executive continues to be employed by the Company on the vesting date. We have a high-performance culture. This means that we expect our executives to perform to high levels. Our history is that executives that do not meet such performance standards leave our Company; in the past seven years, there has been 100% turnover of the positions in our executive management team. These officers have forfeited all of their unvested equity awards.

Stock Options. The Committee awarded the named executive officers in 2013 stock options with an exercise price of $41.29. The exercise price represents fair market value on the date of grant as defined in the 2001 Stock Award and Incentive Plan as the average of the high and the low stock price on the grant date. These options have a ten-year term and vest in equal installments on each of the first three anniversaries from the date of grant. To encourage the ownership of Company stock among officers, upon exercise, at least 50% of after-tax value of appreciation must be held in Company stock for at least five years.

DRSUs. DRSUs vest in equal installments on each of the first three anniversaries from the date of grant. As with stock options, to encourage the ownership of Company stock among officers, at least 50% of the shares received upon vesting of the DRSUs (after tax) must be held by the executives for five years.

Performance Units. Performance Units awarded under our long-term incentive compensation plan pay cash based on the Company’s performance over a three-year performance period. Performance Units granted in 2013 vest at the end of a three-year performance period (2013-2015), provided the grantee remains employed by the Company at such time. The value of each Performance Unit is dependent on the following three measures:

●	The Company’s ROC performance as compared to target ROC, which is set to exceed the Company’s weighted average cost of capital.

●
The Company’s stock performance as compared to the S&P MidCap 400 Index and the Russell 2000 Index, based on total shareholder return for the period from January 1, 2013 to December 31, 2015. For this purpose, the total shareholder return of the S&P MidCap 400 Index and the Russell 2000 Index are weighted equally.

●
The Company’s stock performance as compared to our Peer Company Index, based on total shareholder return for the period from January 1, 2013 to December 31, 2015. Commencing in 2013, we began using a Peer Company Index that is consistent with the new comparator group of peer companies used for our overall compensation benchmarking, which is described in detail below under “—How We Make Compensation Decisions—Comparator Group Companies.”

MINERALS TECHNOLOGIES	2014 Proxy Statement	47

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Equal weighting is given to each of the three measures. Thus, each of the three types of performance included in the performance goals contributes one-third of the final value of the Performance Unit. If performance does not meet minimum threshold levels, the Performance Unit will be worth $0. At target performance, a Performance Unit is worth $100 and may be worth up to $300 at maximum performance levels. For example, if for a Performance Unit (which has a target value of $100) one performance metric is achieved at the target level, one is achieved at the threshold level, and one is achieved at the maximum level, the performances together will result in a final payout value for the Performance Unit of $158.33, consisting of one-third of $100 (the target payout level, yielding $33.33) plus one-third of $75 (the threshold payout level, yielding $25) plus one-third of $300 (the maximum payout level, yielding $100). The Performance Unit value is paid out in cash at the end of the performance period.

The following tables set forth the payout levels for stated performance for each of the three measures. Performance between the stated percentages is interpolated.

ROC Performance relative to target ROC (one-third of Unit Value):

ROC	Component
Performance*	Achievement
<7.5%	$0
8.5%	$75
9.5%	$100
10.5%	$200
11.5+ %	$300

*	Assumes weighted average cost of capital of 9.0% at time of vesting.

Company Stock Comparison to the S&P MidCap 400 Index and the Russell 2000 Index (one-third of Unit Value):

Performance as	Component
a% of Target	Achievement
<75%	$0
75%	$75
100%	$100
120%	$200
130+ %	$300

Company Stock Comparison to the Peer Company Index (one-third of Unit Value):

Performance as	Component
a% of Target	Achievement
<75%	$0
75%	$40
100%	$90
110%	$100
120%	$200
130+ %	$300

In January 2014, the Committee reviewed the results of Performance Units granted in 2011 related to the 2011-2013 performance period. The Company’s strong performance during the performance period resulted in a payout on the Performance Units granted in 2011 of $220 per unit. Payments to the named executive officers on the 2011 Performance Units were as follows: Mr. Muscari, $2,805,376, Mr. Dietrich, $657,510, Mr. Monagle, $767,095, Mr. Meek, $679,427, and Mr. Mayger, $394,506.

48	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

Retirement Programs

Our retirement programs for senior executives provide an opportunity for each participating executive, through long service to the Company, to receive a pension or other forms of retirement benefits. Our named executive officers participate in the Company’s Retirement Plan and the Supplemental Retirement Plan which provide retirement benefits to employees and executives. These are described more fully in the narrative following the Pension Benefits table below.

Although our retirement programs provide valuable benefits that help us attract and retain executive talent, we rely more heavily on other elements of our compensation program in the recruitment process and for retention.

Severance Policies

Severance protection is provided to our senior executives in employment agreements and severance agreements. This protection is designed to be fair and competitive and to aid in attracting and retaining experienced executives. When recruited from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or we take actions giving the executive good reason to terminate employment. We believe that the protection we provide—including the level of severance payments and post-termination benefits—is appropriate and within the range of competitive practice.

Severance protection following a change in control, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control while relatively free of concern for the executive’s own situation or the need to seek employment elsewhere. Second, change in control transactions take time to unfold, and a stable management team can help to preserve the Company’s operations either to enhance the value delivered to a buyer in the transaction or, if no transaction is consummated, to ensure that the Company’s business will continue without undue disruption. Finally, we believe that the change in control protections in place encourage management to consider on an ongoing basis whether a strategic transaction might be advantageous to our shareholders, even one that would vest control of the Company in a third party. We generally do not provide for excise tax gross up payments to executive officers in connection with a change in control. The Compensation Committee believes that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential buyout price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to the benefits to the Company and its shareholders.

Deferred Compensation

The Company maintains the Supplemental Savings Plan in order to allow employees to defer amounts that cannot be deferred under the qualified Savings and Investment Plan (the Company’s 401(k) plan) due to Internal Revenue Code limits. Contributions under the Supplemental Savings Plan are limited to the percentage limits that the employee would otherwise have been able to contribute on a before-tax basis to the Savings and Investment Plan. Additionally, the program provides a second and separate election opportunity for the deferral of annual base salary and bonus for which these deferrals are credited with interest only. Amounts placed in the Supplemental Savings Plan remain with the Company until payout, rather than invested through a third party as with other defined contribution programs.

Perquisites

We provide only minimal perquisites that have a sound benefit to the Company’s business.

MINERALS TECHNOLOGIES	2014 Proxy Statement	49

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

How We Make Compensation Decisions

Objectives of Our Compensation Program for Named Executive Officers

The Compensation Committee believes that the compensation program for executive officers should reward the achievement of the short-term and long-term objectives of the Company, and that compensation should be related to the value created for its shareholders. Furthermore, the program should reflect competitive opportunities and best practices in the marketplace.

The following objectives serve as guiding principles for the Compensation Committee:

●	Provide a market-based, competitive total compensation opportunity that allows the Company to attract, retain, motivate and reward highly skilled executives;

●	establish a strong pay-for-performance culture based on the achievement of key business objectives and reinforced by incentive-based pay; and

●	strengthen the linkage between executive and shareholder interests through the usage of equity awards and executive stock ownership.

Comparator Group Companies

We intend that the levels of compensation available to executive officers who successfully enhance corporate value be competitive with the compensation offered by publicly held companies so that we can successfully attract and retain the high-quality executive talent critical to the long-term success of the Company. Furthermore, we seek to encourage outstanding performance through the opportunity to earn substantially more than target levels of pay for superior performance. To understand the competitive market for pay, we analyze the compensation programs at a comparator group of companies in setting compensation terms for our program.

As a result of our outreach to our shareholders in 2012, we substantially revised the comparator group used for determining our compensation program. We conducted the same review for 2013 and determined that the group remained appropriate, with the only changes being the removal of certain companies which were acquired. The Company’s primary business competitors are foreign companies, privately held firms or subsidiaries of publicly-traded companies. Accordingly, compensation data for most of our primary business competitors is not publicly available. Therefore, based on information and analysis provided by the Committee’s executive compensation consultants, Steven Hall & Partners, we identified the following group of comparator companies for reference in setting compensation. We selected these companies because they are primarily in the specialty chemical industry, they provide a broad measure of compensation in the market in which we compete for talent, and they are similar to the Company in the size and scope of their operations.

A. Schulman, Inc.	Harsco Corporation
Albermarle Corporation	Innophos Holdings, Inc.
AMCOL International Corporation	Koppers Holdings Inc.
Arch Coal, Inc.	Kraton Performance Polymers, Inc.
Cabot Corporation	Kronos Worldwide, Inc.
Century Aluminum Company	Molycorp, Inc.
Compass Minerals International, Inc.	Olin Corporation
Cytec Industries Inc.	OM Group, Inc.
Ferro Corporation	Sensient Technologies Corp.
H.B. Fuller Company

We do not rely exclusively on comparator group data in setting the terms of our compensation program. Consideration also is given to major compensation surveys of companies in the chemical industry, as well as companies in general industry. Survey information helps to confirm the validity and provide broader context to the comparator group data, as well as provide data for positions where comparator data is not available from public filings with the SEC. This survey data is developed independently by Steven Hall & Partners and provided to the Compensation Committee.

50	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

Setting Total Direct Remuneration

Total direct remuneration—consisting of salary, annual incentive awards and long-term incentive awards—provides the major portion of each named executive officer’s remuneration. In setting each named executive officer’s total direct remuneration opportunity, the Compensation Committee takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to other employees and the executive’s length of service in the particular position. As a result, we do not set total direct remuneration or the component parts at levels to achieve a mathematically precise market position. Based on its review of the factors described above, Mr. Muscari’s total direct remuneration was set relatively higher than the other named executive officers, reflecting among other things his greater scope of responsibilities and longer term of service as an executive officer than the other named executive officers.

As discussed above, our program has provided substantial portions of total direct remuneration in the form of DRSUs and stock options to promote share ownership as a direct means of aligning the interests of executives with the long-term interests of shareholders. Our share retention requirements also encourage long-term shareholding. Cash compensation permits executives to meet living expenses and build wealth through diversified investments, and we therefore seek to provide balance in the mix of cash and non-cash compensation. The more senior the role, the greater the percentage of compensation provided in the form of at-risk long-term incentives.

In evaluating the level of compensation for the named executive officers versus the marketplace, the Committee considered the elements of salary, annual incentive and long-term incentive compensation, both individually and collectively. These elements were benchmarked to compensation information of comparator companies provided by the Committee’s executive compensation consultants, Steven Hall & Partners. However, this compensation data was not utilized by the Committee to adjust any element of compensation, or total compensation generally, paid to any executive officer (including any of the named executive officers) to precisely equal benchmarked values. Rather, salary, bonus and equity-based compensation components, individually and in total, for each executive, were compared to the average value received by the executives in the comparator companies and such comparison served as general guidance to the Committee in setting compensation levels. In addition, the Committee reviewed the salary, annual incentive and long-term incentive compensation amounts received by each such executive in prior years when establishing compensation levels. In establishing the form and amount of compensation, the Committee attempts to provide compensation that is competitive with its comparator companies, but reasonable in light of the Company’s performance in prior years.

Compensation levels for each element of direct remuneration are determined by the Committee independently and are not set based on the levels of other elements of compensation, except that the aggregate value of long-term incentive opportunities at target are generally set so that the sum of base salary, annual incentive at target and long-term incentives at target fall within the desired range of total direct remuneration. As noted above, in each case, the Compensation Committee also takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to other employees and the executive’s length of service in the particular position.

Other Policies

The Compensation Committee reviews and takes into account all elements of executive compensation in setting policies and determining compensation amounts. In this process, the Compensation Committee reviews “tally sheets” and other reports and analyses of executive compensation including those prepared by the Compensation Committee’s independent advisor, Steven Hall & Partners.

Other policies and practices that help promote our compensation objectives include:

Employment Agreements. We have employment agreements with all of the named executive officers. These agreements formalize the terms of the employment relationship and the Company’s obligations to the executive during employment and in the event of termination. Additionally, these agreements clearly define the obligations of executives during and after employment with the Company. This includes compliance with restrictive terms that protect our business related to competitive activities, solicitation of our employees, customers and business partners, the disclosure of confidential information, and other actions that could be harmful to the Company post-employment. Employment agreements promote careful and complete documentation and understanding of employment terms, including strong protections for our business, and discourage frequent renegotiation of the terms of employment. Conversely, employment agreements can limit our ability to change certain employment and compensation terms. In some cases, including when an executive has been recruited to join us, executives have negotiated with us regarding the terms of their employment. The agreements embody the employment terms on which the Compensation Committee and the executives have reached agreement.

MINERALS TECHNOLOGIES	2014 Proxy Statement	51

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Equity Award Grant Practices. Most of our option and DRSU grants have occurred as part of our regular annual grant of equity awards at a regularly scheduled meeting of the Compensation Committee, typically in January. The Company considers interim grants in cases of new hires, promotions and other special situations.

Clawback Policy. In 2012, we adopted a Policy for Recoupment of Incentive Compensation (a “clawback” policy). This allows the Company to recapture any compensation paid or awarded to an executive officer or other key employee if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement, and the Board determines that the willful commission of an act of fraud or dishonesty by such person or recklessness in the performance of such person’s duties contributed to the non-compliance and the compensation received by such person would have been materially lower if it had been based on the restated results.

Officer Stock Ownership Guidelines. The following are the stock ownership guidelines effective for the Chief

Executive Officer and other named executive officers. The guidelines require holdings of our stock with values at least equal to specified multiples of base salary, as follows:

●	Chief Executive Officer—six times base salary (within five years of election)

●	Chief Financial Officer and Chief Operating Officer – four times base salary (within five years of election)

●	Other Elected Officers—three times base salary (within five years of election)

As of January 31, 2014, Mr. Muscari, Mr. Monagle and Mayger were the only named executive officers in their positions for the five years required for the guidelines to take effect. Mr. Muscari, Mr. Monagle and Mr. Mayger were in compliance with the officer stock ownership guidelines.

Trading Controls and Hedging Transactions. Executive officers, including the named executive officers, are required to receive the permission of the Company’s General Counsel prior to entering into any transactions in Company securities, including exercises of stock options. Generally, trading is permitted only during announced trading periods. The named executive officer bears full responsibility if he or she violates Company policy by permitting shares to be bought or sold without pre-approval or when trading is restricted. Executive officers are prohibited from entering into hedging transactions, short sales and similar derivative transactions, and from pledging shares of Company stock.

Tax Deductibility

Internal Revenue Code Section 162(m) limits the tax deductions that a public company can claim for compensation to some of its named executive officers. We generally seek to preserve such corporate tax deductibility for compensation to the extent practicable, although the Compensation Committee retains flexibility to approve, when appropriate, compensation arrangements which promote the objectives of our compensation program but which do not qualify for full tax deductibility. Accordingly, the Committee recognizes that a portion of the compensation paid to the executive officers will be subject to the deduction limitation.

2014 Compensation Program for Named Executive Officers

Our compensation program for senior executives for 2014 will be structured in a manner similar to the 2013 program.

52	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

Decision-Making Responsibility

Governance of our compensation program is the responsibility of the Compensation Committee, which consists solely of independent (non-management) directors. The Compensation Committee works with management, in particular the Chief Executive Officer and the executive responsible for Human Resources, in making decisions regarding our compensation program. The Chief Executive Officer has the ability to call Compensation Committee meetings for this purpose. The Compensation Committee also has retained Steven Hall & Partners, a nationally known compensation consulting firm, to assist in gathering and analyzing market data, advising the Compensation Committee on compensation standards and trends, and assisting in the implementation of policies and programs. Steven Hall & Partners works with the Chief Executive Officer and the executive responsible for Human Resources, in providing such assistance to the Compensation Committee. Steven Hall & Partners does not provide any other services to the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Duane R. Dunham, Chair
John J. Carmola
Barbara R. Smith

MINERALS TECHNOLOGIES	2014 Proxy Statement	53

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table—2013

The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2013. The named executive officers include our Chairman and Chief Executive Officer (who was Executive Chairman from March 2013 to February 2014), Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2013. Under applicable SEC rules, our named executive officers for 2013 also include our former President and Chief Executive Officer. For purposes of determining the most highly compensated officers, the amounts shown in column (h) were excluded.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation* ($)(3) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Joseph C. Muscari	2013	$900,000	$1,278,049	$935,350	$4,207,876	$108,348	$50,956	$7,480,579
Chairman and	2012	$900,000	$1,397,767	$711,623	$3,130,740	$92,700	$837,314	$7,070,512
Chief Executive Officer***	2011	$900,000	$1,278,143	$752,174	$2,159,700	$153,800	$880,053	$6,123,870
Douglas T. Dietrich	2013	$416,077	$406,005	$292,714	$1,159,210	$12,709	$26,676	$2,313,391
Senior Vice President,	2012	$385,077	$393,737	$195,972	$623,550	$25,800	$25,432	$1,649,568
Finance and Treasury,	2011	$347,692	$300,038	$165,547	$446,300	$29,300	$26,713	$1,315,590
Chief Financial Officer
D.J. Monagle, III	2013	$407,385	$423,966	$310,301	$1,322,495	$15,050	$23,985	$2,503,182
Senior Vice President,	2012	$386,923	$431,990	$219,825	$787,840	$30,300	$27,092	$1,883,970
Chief Operating Officer	2011	$362,020	$363,977	$204,116	$509,400	$48,100	$31,739	$1,519,352
Thomas J. Meek	2013	$406,731	$364,013	$264,906	$1,145,927	$27,022	$29,692	$2,238,291
Senior Vice President, General	2012	$382,539	$360,949	$183,713	$793,900	$29,700	$28,617	$1,779,418
Counsel and Secretary,	2011	$363,808	$305,968	$169,504	$354,000	$34,100	$34,960	$1,262,340
Chief Compliance Officer
Douglas W. Mayger	2013	$381,731	$267,972	$196,720	$786,706	$25,061	$28,808	$1,686,998
Senior Vice President,	2012	$356,923	$256,980	$131,435	$545,700	$30,100	$27,731	$1,348,869
Performance Minerals and	2011	$321,346	$199,999	$155,593	$392,400	$38,700	$15,168	$1,123,206
MTI Supply Chain
Robert S. Wetherbee	2013	538,462	$600,003	$441,415	$500,000	—	$103,464	$2,183,344
Former President and
Chief Executive Officer

*	Non-equity Incentive plan compensation consists of the following:

Name	2013 Annual Incentive Bonus	2013 Long-term Incentive Payout	Total
J.C. Muscari	$1,402,500	$2,805,376	$4,207,876
D.T. Dietrich	$501,700	$657,510	$1,159,210
D.J. Monagle	$555,400	$767,095	$1,322,495
T.J. Meek	$466,500	$679,427	$1,145,927
D.W. Mayger	$392,200	$394,506	$786,706
R.S. Wetherbee	$500,000	—	$500,000

**	There were no discretionary bonuses paid to any of the named executive officers in 2011, 2012 or 2013. Accordingly, the column entitled “Bonus” has been omitted from this table.
***	Mr. Muscari was Executive Chairman of the Company from March 2013 to February 2014.
(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The Company calculates the “fair value” of stock awards under FASB ASC Topic 718 by multiplying the number of shares by the average of the high and low price of the Company’s common stock on the New York Stock Exchange on the grant date. See Note 2 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for the assumptions made in determining FASB ASC Topic 718 values.

54	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The Company calculates the “fair value” of option awards under FASB ASC Topic 718 using the Black-Scholes valuation model. See Note 2 to the Consolidated Financial Statements in our Annual Report for the fiscal year ended December 31, 2013 for the assumptions made in determining FASB ASC Topic 718 values.

(3)
Amounts shown for 2013 represent the sum of (i) 2013 Annual Incentive awards under the 2013 Annual Incentive Plan and (ii) the value of the Performance Units granted by the Company to the named executive officers in 2011 for the performance period 2011-2013, which vested on December 31, 2013, as detailed in the above note (*).

Amounts shown for 2012 represent the sum of (i) 2012 Annual Incentive awards under the 2012 Annual Incentive Plan and (ii) the value of the Performance Units granted by the Company to the named executive officers in 2010 for the performance period 2010-2012, which vested on December 31, 2012. Performance under the Performance Units granted in 2010 met the minimum threshold levels for certain performance measures, and the value of these Performance Units was $150.30 per unit.

Amounts shown for 2011 represent the sum of (i) 2011 Annual Incentive awards under the 2011 Annual Incentive Plan and (ii) the value of the Performance Units granted by the Company to the named executive officers in 2009 for the performance period 2009-2011, which vested on December 31, 2011. Performance under the Performance Units granted in 2009 met the minimum threshold levels for certain performance measures, and the value of these Performance Units was $78 per unit.

A Performance Unit is worth $100 per unit at target performance; at maximum performance, $300 per unit. If performance does not meet minimum threshold levels, the Performance Unit will be worth $0. See “Compensation Discussion and Analysis—What We Pay and Why: Elements of Our Compensation Program for Named Executive Officer—Long-term Incentives” for more information.

(4)
Amounts shown in column (h) are solely an estimate of the increase in actuarial present value during 2013 of the named executive officer’s normal retirement age (defined as the earliest age at which the executive can receive a benefit unreduced for early retirement) accumulated benefit under the Company’s Retirement Plan and the Supplemental Retirement Plan for 2013. The amount attributable to each plan is shown in the table below:

	Change in Pension Value
Name	Retirement Plan	Supplemental Retirement Plan	Total
J.C. Muscari	$13,228	$95,120	$108,348
D.T. Dietrich	$2,475	$10,234	$12,709
D.J. Monagle	$2,540	$12,510	$15,050
T.J. Meek	$9.044	$17,978	$27,022
D.W. Mayger	$6,885	$18,176	$25,061
R.S. Wetherbee	—	—	—

The change in pension value for Messrs. Muscari, Dietrich, Mayger, Monagle, and Meek is calculated under the cash balance formula which is described in more detail in the narrative following the Pension Benefits table below. The accumulated benefit under the cash balance formula equals the projected annuity benefit payable at normal retirement age, assuming that the executive remains in employment but receives no future pay credits. The projected annuity benefit is calculated by first projecting the end-of-year cash balance account to normal retirement age using annual interest credits of 1.18% for 2013 calculations and 1.11% for 2012 calculations. The projected cash balance is then converted to an annuity using the September 2013 rates (1.40% for 5 years, 4.66% for next 15 years, 5.62% thereafter) and the 2014 IRS prescribed mortality table for 2013 calculations and the September 2012 rates (1.02% for 5 years, 3.71% for next 15 years, 4.67% thereafter) and the 2013 IRS prescribed mortality table for 2012 calculations.

The present value of accumulated benefits is then calculated using the following discount rate and mortality assumptions:

Discount rate:	2013 year end:	4.45% for the qualified plan
4.45% for the nonqualified plan
	2012 year end:	3.60% for the qualified plan
3.60% for the nonqualified plan
	2011 year end:	4.10% for the qualified plan
4.10% for the nonqualified plan
Mortality table:	2013 year end:	“IRS 2014 Static Mortality Table” – post retirement only
	2012 year end:	“IRS 2013 Static Mortality Table” – post retirement only
	2011 year end:	“IRS 2012 Static Mortality Table” – post retirement only

(5)	All Other Compensation for 2013 consists of the following:

MINERALS TECHNOLOGIES	2014 Proxy Statement	55

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

All Other Compensation—2013

Name	Perquisites*	Savings and Investment Plan Match	Supplemental Savings Plan Match	Total
J.C. Muscari	$8,910	$10,200	$31,846	$50,956
D.T. Dietrich	$1,633	$10,200	$14,843	$26,676
D.J. Monagle	$1,800	$10,200	$11,985	$23,985
T.J. Meek	$5,000	$10,200	$14,492	$29,692
D.W. Mayger	$5,000	$10,200	$13,608	$28,808
R.S. Wetherbee	$85,157	$6,969	$11,338	$103,464

*	Consists solely of financial counseling, except for $3,910 in medical reimbursements for Mr. Muscari pursuant to his employment agreement and $80,157 to Mr. Wetherbee for relocation expenses.

Amount for 2012 and 2011 for Mr. Muscari include the amounts accrued relating to a one-time payment in 2012 pursuant to a provision of his employment agreement representing replacement of certain retirement benefits which Mr. Muscari would have earned had he remained with his prior company. Such accurals have concluded and Mr. Muscari is not entitled to any similar future payments under his employment agreement. See “—Employment Agreements” on page 63 for more information.

Grants of Plan-Based Awards—2013

The following table provides information on the Annual Incentive Plan awards to each of the Company’s named executive officers in 2013 and the Performance Units, DRSUs and stock options granted in 2013 to each of the Company’s named executive officers under the Company’s long-term incentive program. The estimated future payouts of non-equity incentive plan awards listed in the table below depend on performance criteria described in footnote 2 below. There can be no assurance that such payouts will ever be realized.
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)

													Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Performance Units (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards								Grant Date Closing Price
Name*	Grant Date			Threshold ($)	Target ($)	Maximum ($)
J.C. Muscari		(1)		$225,000	$900,000		$1,800,000
	1/22/13	(2)	12,800	$960,000	$1,280,000		$3,840,000
	1/22/13							30,953	(7)					$1,278,049
	1/22/13									59,301	(8)	$41.50	$41.29	$935,350
D.T. Dietrich		(1)		$78,250	$313,000		$626,000
	1/22/13	(2)	3,940	$295,500	$394,000		$1,182,000
	1/22/13							9,833						$406,005
	1/22/13					`				18,558		$41.50	$41.29	$292,714
D.J. Monagle		(1)		$76,550	$306,200		$612,400
	1/22/13	(2)	4,240	$318,000	$424,000		$1,272,000
	1/22/13							10,268						$423,966
	1/22/13									19,673		$41.50	$41.29	$310,301
T.J. Meek		(1)		$76,075	$304,300		$608,600
	1/22/13	(2)	3,800	$258,000	$382,000		$1,140,000
	1/22/13							8,816						$364,013
	1/22/13									16,795		$41.50	$41.29	$264,906
D.W. Mayger		(1)		$71,400	$285,600		$571,200
	1/22/13	(2)	2,676	$200,700	$267,600		$802,800
	1/22/13							6,490						$267,972
	1/22/13									12,472		$41.50	$41.29	$196,720
R.S. Wetherbee		(1)		$113,525	$454,100		$908,200
	3/20/13	(2)	6,000	$450,000	$600,000		$1,800,000
	3/20/13							14,146						$600,003
	3/20/13									27,100		$42.67	$42.42	$441,415

*
The Company did not have any equity incentive plans during 2013, nor does it currently have such plans. Accordingly, the columns entitled “Estimated Future Payouts Under Equity Incentive Plan Awards” have been omitted from this table.

56	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

(1)
Represents threshold, target and maximum payout levels under our 2013 Annual Incentive Plan. The actual amount of incentive award earned by each named executive officer in 2013 is reported in the Summary Compensation Table under note (*). For a more detailed discussion of the 2013 Annual Incentive Plan, see “Compensation Discussion and Analysis—What We Pay and Why: Elements of Our Compensation Program for Named Executive Officer—Annual Incentives.”

(2)
Represents the number of Performance Units granted to the named executive officers in 2013 under the Company’s long-term incentive program and estimated threshold, target and maximum payouts. Except as otherwise noted, Performance Units vest at the end of a three-year performance period. For the 2013-2015 performance period, the value of each performance unit is based on on the Company’s ROC performance and the Company’s stock comparisons to the S&P MidCap 400 Index and the Russell 2000 Index and to a Peer Group Index. If performance does not meet minimum threshold levels, the Performance Unit will be worth $0. At threshold performance, a Performance Unit is worth $75; at target performance, $100 per unit; at maximum performance, $300 per unit. The Performance Unit value for the 2013-2015 performance period will be paid out (subject to meeting the above performance criteria) in early 2016. For a more detailed discussion of Performance Units, see “Compensation Discussion and Analysis—What We Pay and Why: Elements of Our Compensation Program for Named Executive Officer—Long-term Incentives.”

(3)
Except as otherwise noted, DRSUs vest in three equal annual installments beginning on the first anniversary of the grant date (subject to accelerated vesting in specified circumstances). DRSUs are not credited with dividends or dividend equivalents prior to vesting.

(4)
Except as otherwise noted, options vest in three equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date (subject to accelerated vesting in specified circumstances).

(5)
The exercise price of option awards is determined by the average of the high and low price of the Company’s common stock on the grant date. Accordingly, the exercise price of option awards granted on January 22, 2013 is $41.29 and on March 20, 2013 is $42.42. The closing price of the Company’s common stock on January 22, 2013 was $41.50 and on March 20, 2013 was $42.67.

(6)
The grant date fair value of each DRSU is determined by the average of the high and low price of the Company’s common stock on the grant date. Accordingly, the per share grant date fair value of each DRSU granted on January 22, 2013 is $41.29 and on March 20, 2013 is $42.42. The grant date fair value, calculated in accordance with FASB ASC Topic 718 using the Black-Scholes valuation method, of each option granted on January 22, 2013 is $15.77 and on March 20, 2013 is $16.29.

(7)	DRSUs granted in 2013 vest on the first anniversary of the grant date, subject to accelerated vesting in specified circumstances.

(8)	Options granted in 2013 vest on the first anniversary of the grant date and expire on the tenth anniversary of the grant date, subject to accelerated vesting in specified circumstances.

MINERALS TECHNOLOGIES	2014 Proxy Statement	57

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End—2013

The following table shows the number of shares of the Company’s common stock covered by exercisable and unexercisable options and unvested DRSUs held by the Company’s named executive officers as of December 31, 2013.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J.C. Muscari	140,000	(3)	—	N/A	$30.10	3/1/2017				N/A	N/A
	70,000		—		$32.08	2/27/2018
	67,672		—		$32.23	1/26/2021
	66,292		—		$32.03	1/25/2022
	—		59,301		$41.29	1/22/2023
							30,953	(4)	$1,859,347
D.T. Dietrich	4,200		—	N/A	$32.68	8/1/2017				N/A	N/A
	10,000		—		$32.08	2/27/2018
	13,740		—		$24.56	1/27/2020
	9,930		4,964		$32.23	1/26/2021
	6,086		12,170		$32.03	1/25/2022
	—		18,558		$41.29	1/22/2023
							20,427	(5)	$1,227,050
D. J. Monagle	2,000		—	N/A	$28.27	1/17/2016				N/A	N/A
	2,200		—		$29.67	4/26/2016
	2,200		—		$32.31	4/25/2017
	8,000		—		$32.08	2/27/2018
	24,000		—		$19.86	1/28/2019
	19,100		—		$24.56	1/27/2020
	12,244		6,120		$32.23	1/26/2021
	6,826		13,652		$32.03	1/25/2022
	—		19,673		$41.29	1/22/2023
							22,252	(6)	$1,336,678
T.J. Meek	10,000		—	N/A	$22.18	9/1/2019				N/A	N/A
	20,000		—		$24.56	1/27/2020
	10,168		5,082		$32.23	1/26/2021
	5,706		11,408		$32.03	1/25/2022
	—		16,795		$41.29	1/22/2023
							18,848	(7)	$1,132,199
D.W. Mayger	—		4,032	N/A	$32.23	1/26/2021				N/A	N/A
	760		760		$28.54	8/05/2021
	—		8,162		$32.03	1/25/2022
	—		12,472		$41.29	1/22/2023
							13,474	(8)	$809,383
R.S. Wetherbee	—		27,100	N/A	$42.42	3/20/2023				N/A	N/A
							14,146	(9)	$849,750

(1)
Except as otherwise noted, option awards vest in three equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date, subject to accelerated vesting in specified circumstances. The grant date is ten years earlier than the expiration date reported in the Option Expiration column.

58	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

(2)	The market value is calculated by multiplying the number of DRSUs by $60.07, the closing price of the Company’s common stock on December 31, 2013.

(3)	Includes 70,000 options granted on March 1, 2007 and vested on March 1, 2010.

(4)	Consists of unvested portions of the following: 30,953 DRSUs granted on January 22, 2013 and vesting on the first anniversary on January 22, 2014.

(5)
Consists of unvested portions of the following: 3,102 DRSUs granted on January 26, 2011 and vesting in three equal annual installments beginning January 26, 2012; 7,492 DRSUs January 25, 2012 and vesting in three equal annual installments beginning January 25, 2013; and 9,833 DRSUs granted on January 22, 2013 and vesting in three equal annual installments beginning January 22, 2014.

(6)
Consists of unvested portions of the following: 3,764 DRSUs granted on January 26, 2011 and vesting in three equal annual installments beginning January 26, 2012; 8,220 DRSUs granted on January 25, 2012 and vesting in three equal annual installments beginning January 25, 2013; and 10,268 DRSUs granted on January 22, 2013 and vesting in three equal annual installments beginning January 22, 2014.

(7)
Consists of unvested portions of the following: 3,164 DRSUs granted on January 26, 2011 and vesting in three equal annual installments beginning January 26, 2012; 6,868 DRSUs granted on January 25, 2012 and vesting in three equal annual installments beginning January 25, 2013; and 8,816 DRSUs granted on January 22, 2013 and vesting in three equal annual installments beginning January 22, 2014.

(8)
Consists of unvested portions of the following: 1,862 DRSUs granted on January 26, 2011 and vesting in three equal annual installments beginning January 26, 2012; 232 DRSUs granted on August 5, 2011 and vesting in three equal annual installments beginning August 5, 2012; 4,890 DRSUs granted on January 25, 2012 and vesting in three equal annual installments beginning January 25, 2013; and 6,490 DRSUs granted on January 22, 2013 and vesting in three equal annual installments beginning January 22, 2014.

(9)	Consists of invested portions of the following: 14,146 DRSUs granted on March 20, 2013 and vesting in three equal annual installments beginning March 20, 2014.

Option Exercises and Stock Vested—2013

The table below discloses the number of shares acquired through option exercises and vesting of DRSUs and the value at the time of exercise and vesting by the named executive officers during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
J.C. Muscari	198,800	4,868,923	39,902	1,660,522
D.T. Dietrich	17,000	451,368	9,492	396,072
D.J. Monagle	1,500	46,710	11,602	484,203
T.J. Meek	—	—	9,932	414,522
D.W. Mayger	18,376	200,232	5,888	246,754
R.S. Wetherbee	—	—	—	—

(1)	Certain of these shares were withheld for the payment of taxes.

MINERALS TECHNOLOGIES	2014 Proxy Statement	59

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Pension Benefits—2013

The table below quantifies the benefits expected to be paid to the named executive officers from the Company’s two defined benefit pension plans—the Retirement Plan and the Supplemental Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
J.C. Muscari	Retirement Plan	6.8	$86,728	—
	Supplemental Retirement Plan	6.8	$523,220	—
D.T. Dietrich	Retirement Plan	6.4	$42,475	—
	Supplemental Retirement Plan	6.4	$51,834	—
D.J. Monagle	Retirement Plan	11.0	$88,340	—
	Supplemental Retirement Plan	11.0	$71,910	—
T.J. Meek	Retirement Plan	4.3	$46,044	—
	Supplemental Retirement Plan	4.3	$63,878	—
D.W. Mayger	Retirement Plan	11.9	$95,685	—
	Supplemental Retirement Plan	11.9	$55,876	—
R.S. Wetherbee	Retirement Plan	0	$0	—
	Supplemental Retirement Plan	0	$0	—

(1)
The present value of accumulated benefits is calculated using the following assumptions: (a) a discount rate of 4.45% for the Retirement Plan and 4.45% for the Nonfunded Supplemental Retirement Plan and (b) mortality rates from the “IRS 2014 Static Mortality” Table at 2013 year end, post-retirement only.

The Retirement Plan is a tax qualified pension plan which pays retirement benefits within the limits prescribed by the Code. The Supplemental Retirement Plan is an unfunded, non-tax qualified pension plan which pays retirement benefits in excess of such Code limits.

For employees hired after January 1, 2002 and before January 1, 2010 (which include all of our named executive officers except Mr. Wetherbee), accumulated benefits under the Retirement Plan and the Supplemental Retirement Plan are based upon a cash balance formula which credits such employees with annual pay credits equal to 5% of the employee’s pensionable earnings for the year. An employee’s cash balance account will also receive interest credits each year, based on a market rate of interest declared at the end of each year. The accumulated benefit under the cash balance formula equals the projected annuity benefit payable at normal retirement age (later of 65 and 3 years of service), assuming that the named executive officer remains in employment but receives no future pay credits. The projected annuity benefit is calculated by first projecting the December 31, 2013 cash balance account to normal retirement age using annual interest credits of 1.188%. This projected cash balance is then converted to an annuity benefit using the September 2013 rates and the IRS prescribed mortality for 2014. The present value of accumulated benefit under the cash balance formula is based upon this annuity benefit, payable as a life annuity with no death benefit.

Present Value of Accumulated Benefits may decrease year over year, due to the change in interest credit rate and other present value assumptions used for each year-end calculation.

The Retirement Plan was closed to new entrants effective January 1, 2010. Accordingly, employees hired after January 1, 2010, including Mr. Wetherbee, are not entitled to participate in the Retirement Plan or Supplemental Retirement Plan.

60	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

Non-Qualified Deferred Compensation—2013

The following table shows contributions, earnings and account balances for the named executive officers in the Supplemental Savings Plan. The Supplemental Savings Plan is an unfunded, non-tax qualified plan which pays amounts in excess of the limits which the Code imposes on benefits under the Company’s Savings and Investment Plan (the Company’s 401(k) plan).

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)
J.C. Muscari	47,769	31,846	273,945	0	1,121,775
D.T. Dietrich	18,554	14,843	38,072	0	201,692
D.J. Monagle	23,962	11,985	50,513	0	286,722
T.J. Meek	25,362	14,492	74,650	0	258,350
D.W. Mayger	43,584	13,608	20,461	0	154,393
R.S. Wetherbee	14,173	11,338	4,165	0	29,676

(1)
Named executive officers may elect to defer payment up to the greater of 6% or that percentage of regular earnings that the named executive officer would have been otherwise able to contribute on a before-tax basis to the Company’s Savings and Investment Plan. At the named executive officer’s election, such deferral will be credited to the named executive officer’s account in the dollar amount of the deferred regular earnings, or as the number of units calculated by dividing the dollar amount of regular earnings deferred by the closing price of the Company’s common stock on the last business day of the month in which the payment of such regular earnings would have been made.

(2)
The amounts reported in this column represent matching contributions by the Company and were also reported as part of the named executive officers’ “All Other Compensation” in the Summary Compensation table and specifically listed in Footnote 5 to such table. Under the Company’s Savings and Investment Plan, the Company contributes $1 for every $1 contributed by the named executive officer of the first 3% of regular earnings and $1 for every $2 of the next 2% of the named executive officer’s regular earnings. If the Code restrictions prevent the named executive officer from receiving matching contributions under the Company’s Savings and Investment Plan, the named executive officer’s account will be credited by the amounts that would have been otherwise contributed by the Company as matching contributions. Matching contributions are held in the general funds of the Company and are credited to the named executive officer’s account in the form of units only, calculated as described in note (1) above.

(3)
The amounts reported in this column represent the aggregate earnings during 2013 of each named executive officer’s account. Dollar amounts in the named executive officer’s account are credited with the interest at a rate equal to the Fixed Income Fund of the Company’s Savings and Investment Plan; units in a named executive officer’s account are marked to market monthly. Whenever a cash dividend is paid on the Company’s common stock, the number of units is increased as follows: the number of units in the named executive officer’s account are multiplied by the cash dividend and divided by the closing price of the Company’s common stock on the dividend record date. None of the named executive officers had any “above market earnings” reportable in column (h) of the Summary Compensation Table.

Potential Payments on Termination or Change in Control—2013

The following table summarizes the estimated payments to be made to each named executive officer derived from their employment agreements, change in control agreements (“CIC agreements”), the terms of their grants and awards and the Company’s 2001 Stock Award and Incentive Plan (i) prior to a change in control and in connection with any termination of employment including voluntary termination, for cause termination, death, disability, retirement, termination without cause or resignation for good reason, and (ii) upon a change in control without termination of employment and termination without cause or resignation for good reason.

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the triggering event took place on the last business day of our most recently completed fiscal year, December 31, 2013, and that the price per share of our common stock is the closing market price as of that date, $60.07.

MINERALS TECHNOLOGIES	2014 Proxy Statement	61

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Our employment agreements and CIC agreements with our named executive officers are described following the table.

	Upon Termination and Prior to a Change in Control			On or After a Change in Control
Name	Voluntary Resignation or “For Cause” Termination	Death, Disability or Retirement	Termination without “Cause” or Resignation for “Good Reason”	No Termination of Employment	Termination without “Cause” or Resignation for “Good Reason”
J.C. Muscari
Severance Payment(1)	$0	$0	$3,600,000	$0	$13,166,368	(2)
Benefits(3)	0	0	0	0	36,608
DRSU Vesting(4)	0	0	0	0	1,859,347
Stock Option Vesting(5)	0	0	0	0	1,113,673
Performance Unit Vesting(6)	0	0	0	0	0
D.T. Dietrich
Severance Payment(1)	$0	$0	$1,102,500	0	$2,034,742	(2)
Benefits(3)	0	0	0	0	20,758
DRSU Vesting(4)	0	0	0	0	1,227,050
Stock Option Vesting(5)	0	0	0	0	827,964
Performance Unit Vesting(6)	0	0	0	0	0
D.J. Monagle
Severance Payment(1)	$0	$0	$1,077,000	$0	$2,404,139
Benefits(3)	0	0	0	0	47,068
DRSU Vesting(4)	0	0	0	0	1,336,678
Stock Option Vesting(5)	0	0	0	0	922,642
Performance Unit Vesting(6)	0	0	0	0	0
T.J. Meek
Severance Payment(1)	$0	$0	$1,077,000	$0	$2,133,443	(2)
Benefits(3)	0	0	0	0	36,701
DRSU Vesting(4)	0	0	0	0	1,132,199
Stock Option Vesting(5)	0	0	0	0	776,773
Performance Unit Vesting(6)	0	0	0	0	0
D.W. Mayger
Severance Payment(1)	$0	$0	$1,011,000	$0	$1,962,480	(2)
Benefits(3)	0	0	0	0	47,068
DRSU Vesting(4)	0	0	0	0	809,383
Stock Option Vesting(5)	0	0	0	0	599,300
Performance Unit Vesting(6)	0	0	0	0	0
R.S. Wetherbee
Severance Payment(1)	$0	$0	$1,890,000	$0	$3,767,400	(2)
Benefits(3)	0	0	0	0	37,415
DRSU Vesting(4)	0	0	0	0	849,750
Stock Option Vesting(5)	0	0	0	0	478,315
Performance Unit Vesting(6)	0	0	0	0	0

(1)
Represents cash payments potentially payable upon termination of employment. Amounts shown for termination without “Cause” or resignation for “Good Reason” prior to a change in control equal 2 times the sum of base salary and target bonus for Mr. Muscari and 1.5 times the sum of base salary and target bonus for the other named executive officers. Amounts shown for termination without “Cause” or resignation for “Good Reason” on or after a change in control equal 2.99 times the five-year average annual compensation.

(2)
Severance payment may be reduced if the full payment would result in a portion of the payment being subject to the excise tax under Section 4999 of the Code. In such event, the amount of the severance payment will be reduced by the minimum amount necessary such that no portion of the severance payment is subject to the excise tax.

(3)	This amount represents the present value of 24 months of life, disability, accident and health insurance coverage.

(4)
This amount represents the aggregate value of DRSUs which would become vested as a direct result of the termination event and/or change in control before the applicable stated vesting date solely as a direct result of the termination event or change in control before the stated vesting date. The stated vesting date is the date at which an award would have vested absent such termination event or change in control. This calculation of value does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change in control. The value of DRSUs is based on a closing stock price of $60.07 on December 31, 2013.

62	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

(5)
This amount represents the aggregate in-the-money value of stock options which would become vested as a direct result of the termination event and/or change in control before the applicable stated vesting date solely as a direct result of the termination event or change in control before the stated vesting date. The stated vesting date is the date at which an award would have vested absent such termination event or change in control. This calculation of value does not attribute any additional value to stock options based on their remaining term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change in control. Represents the intrinsic value of stock options, based on a closing stock price of $60.07 on December 31, 2013.

(6)
For termination due to death, disability or retirement, if a participant has been employed for two of the three years of the performance period, participant is eligible to receive a pro rata payout at the end of the performance period based on actual performance. Participants who have been employed for less than two of the three years of the performance period forfeit outstanding units related to that performance cycle. The Plan gives the Compensation Committee discretion to accelerate the vesting of Performance Units upon a change in control. Assumes all unvested performance units are not accelerated by the Committee.

Employment Agreements

The Company entered into employment agreements with each of our named executive officers as follows: in November 2006, with Mr. Muscari; in February 2013, with Mr. Wetherbee; in August 2007, with Mr. Dietrich; in October 2009, with Mr. Monagle; in August 2009, with Mr. Meek; and in October 2009, with Mr. Mayger. The term of each of these agreements, except for Mr. Muscari’s agreement, was initially 18 months and, pursuant to the agreement, is extended on the first day of each month during the term for an additional month, unless either the employee or the employer gives the other written notice that the agreement should not be further extended or the employee reaches age 65. Mr. Muscari’s employment agreement had a commencement date of March 1, 2007 and was for a term of 5 years. In July 2010, the Company and Mr. Muscari agreed to extend the term of his agreement for an additional year until March 2013. In February 2013, the Company and Mr. Muscari again agree to extend the term of his agreement for an additional year until March 2014. Under the employment agreements, each of the named executive officers is entitled to an annual base salary not less that the following: Mr. Muscari, $850,000; Mr. Wetherbee, $700,000; Mr. Dietrich, $250,000; Mr. Monagle, $315,000; Mr. Meek, $350,000; and Mr. Mayger, $260,000. Each may also receive salary increases and annual bonuses in amounts to be determined by the Board or the Compensation Committee. The agreements also entitle the named executive officers to participate in employee benefit plans and other fringe benefits that are generally available to our executive employees. In addition, pursuant to Mr. Muscari’s 2007 employment agreement, in 2012 the Company provided Mr. Muscari with a payment that was designed to replace certain retirement benefits which Mr. Muscari would have earned had he remained with his prior company. This was a one-time payment that was not repeated in 2013 and Mr. Muscari is not entitled to any similar future payments under his employment agreement.

Under each named executive officer’s agreement, he has agreed to comply with certain customary provisions, including covenants not to disclose our confidential information at any time and not to compete with our business during the term of the agreement and, subject to our continued payment of amounts under the agreement, for two years thereafter. We may terminate the employment agreements before the end of the specified term of employment for “Cause.” “Cause” is defined in the agreements as (i) the failure to perform material obligations, following notice and a reasonable period of time to cure such failure and (ii) acts of felony, fraud or theft. Similarly, the named executive officer may resign for “Good Reason.” “Good Reason” is defined in the agreements as (i) the assignment of duties substantially inconsistent with the executive’s status or a substantial adverse alteration in the nature or status of the executive’s responsibilities, (ii) a reduction of the executive’s benefits or base salary, (iii) the failure to assume the Company’s obligations under the employment agreement by the surviving entity of a merger with the Company or the purchaser of substantially all of the Company’s assets and (iv) separation of the executive’s office location from the Company’s principal corporate office or relocation outside the contiguous United States. We note, with respect to part (iii) of “Good Reason,” that the employment agreement does not provide guaranteed severance on an acquisition of the Company – an executive only has “Good Reason” to terminate his employment if the acquiring company defaults on its obligations to the executive by failing to assume the obligations under his employment agreement.

Pursuant to the employment agreements, our named executive officers are entitled to severance payments upon termination of employment by the Company “without Cause” or by the named executive officer for “Good Reason.” Severance payments are equal to a multiple of base salary (the multiples are 2 times for Mr. Muscari and 1.5 times for the other named executive officers) plus an amount equal to the bonus amount that would have otherwise been payable to him, but not more than average of such bonus amounts in the prior two years.

In December 2008, the employment agreements were amended to reflect compliance with Section 409A of the Code, including by (i) clarifying that severance is paid in a lump sum, rather than installments, (ii) providing that an involuntarily terminated officer receives a lump sum payment, plus a tax gross-up, equal to the cost of medical and dental coverage for twenty-four (24) months, (iii) providing that a six-month delay applies to payments subject to Section 409A that are made upon separation from service, and (iv) adding an indemnification for any additional tax incurred by the executive under Section 409A as a result of the Company’s failure to comply with Section 409A.

MINERALS TECHNOLOGIES	2014 Proxy Statement	63

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Change in Control Agreements

The Company has entered into Change in Control (CIC) agreements with certain of its executive officers, including each of the named executive officers. The CIC agreements continue through December 31 of each year, and are automatically extended in one-year increments unless we choose to terminate them. If a change in control occurs, the severance agreements are effective for a period of four years from the end of the then-existing term. These agreements are intended to provide for continuity of management in the event of a change in control of the Company.

In March 2013, we updated the definition of change in control that triggers the right to payments discussed below. Under the CIC agreements, a change in control includes any of the following events unless approved by the Board: (i) we are required to report a “change in control” in accordance with the Securities Exchange Act of 1934, as amended; (ii) any person acquires 30% of our voting securities; (iii) a majority of our directors are replaced during a two-year period, without such directors being approved by two-thirds of the continuing directors; or (iv) we consummate a merger, liquidation or sale of all or substantially all our assets.

If, following a change in control, the executive officer is terminated by the Company for any reason, other than for disability, death, retirement or for Cause (as defined in the agreements), or if the executive officer terminates his or her employment for Good Reason (as defined in the agreements), then the executive is entitled to a severance payment of 2.99 times the executive’s base amount (as defined in the agreements and is generally equal to the executive’s average annual compensation over the previous five-year period). The severance payment generally will be made in a lump sum. If it is determined that the severance payment plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G of the Code would result in a portion of the severance payment being subject to the excise tax under Section 4999 of the Code, then the amount of the severance payment shall be reduced by the minimum amount necessary such that no portion of the payment will be subject to the excise tax. No excise tax “gross-up” is payable by the Company to the executive.

For a period of up to two years following a termination that entitles an executive officer to severance payments, the Company will provide life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination, except to the extent such coverage would result in an excise tax being imposed under Section 4999 of the Code.

The CIC agreements also provide that upon the occurrence of certain stated events that constitute a “potential change in control” of the Company, the executive officer agrees not to voluntarily terminate his employment with the Company for a six-month period.

In December 2008, the CIC agreements were amended to reflect compliance with Section 409A of the Code, consistent with the amendments to the employment agreements described above.

2001 Stock Award and Incentive Plan

The Company’s 2001 Stock Award and Incentive Plan provides for accelerated vesting of stock options and DRSUs upon a change in control of the Company. Since 2009, the Plan requires a “double trigger” for accelerated vesting (i.e., both a change in control and termination). The Plan also gives the Compensation Committee discretion to accelerate the vesting of Performance Units.

Grantor Trust

In order to secure the benefits accrued under certain programs such as the Supplemental Retirement Plan and the Supplemental Savings Plan, the Company has entered into an agreement establishing a grantor trust within the meaning of the Code. Under the Grantor Trust Agreement, we are required to make certain contributions of cash or other property to the trust upon the retirement of individuals who are beneficiaries of those plans, upon the occurrence of certain events defined as constituting a change in control, for compliance with Code Section 409A, and in certain other circumstances.

64	MINERALS TECHNOLOGIES	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	PROXY SUMMARY

Director Compensation—2013

The table below summarizes the annual compensation for the Company’s non-employee directors during 2013. Each compensation element is discussed in the text following the table.

	Fees Earned or Paid in Cash		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation	All Other Compensation	Total
Name	($)		($)(1)	($)(2)	($)	Earnings	($)(3)	($)
John J.Carmola	$31,875		$—		N/A	N/A	$25	$31,900
Paula H.J. Cholmondeley	$79,583	(4)	$75,000	N/A	N/A	N/A	$4,140	$158,723
Robert L. Clark	$72,083	(4)	$75,000	N/A	N/A	N/A	$1,607	$148,690
Duane R. Dunham	$77,083		$75,000	N/A	N/A	N/A	$4,027	$156,110
Steven J. Golub	$15,208	(4)	$—	N/A	N/A	N/A	$2,567	$17,775
Joseph C. Muscari(5)	$—		$—	N/A	N/A	N/A	$750	$750
Michael F. Pasquale	$72,083		$75,000	N/A	N/A	N/A	$5,630	$152,713
Marc E. Robinson	$72,083		75,000	N/A	N/A	N/A	$674	$147,757
Barbara R. Smith	$82,083		$75,000	N/A	N/A	N/A	$1,039	$158,122

(1)
Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of phantom stock units awarded to each director pursuant to the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors calculated by multiply- ing the number of units by the closing price of our common stock on the grant date. Each Non-Employee Director was granted 1,757.26 phantom stock units on May 15, 2013, on which date the closing price of our common stock was $42.68 per share. Such phantom stock units were non-forfeitable upon grant.

The following table lists the total number of phantom stock units held by each director as of December 31, 2013. The units are payable in cash upon the director’s termination of service on the Board. (See “Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors” below.)

J.J. Carmola	342
P.H.J. Cholmondeley	21,854
R.L. Clark	8,555
D.R. Dunham	20,628
S.J. Golub	0
J.C. Muscari	3,762
M.F. Pasquale	28,660
M.E. Robinson	3,819
B.R. Smith	5,647

(2)	The Company does not currently compensate its directors with stock options.

(3)
All Other Compensation consists of the value of dividends earned, in the amount of $0.05 per unit awarded quarterly and calculated by multiplying the number of units held by the director on the dividend record date.

(4)
During 2013, Ms. Cholmondeley elected to defer her fees, and Dr. Clark and Mr. Carmola elected to partially defer their fees, in units which have the economic value of one share of the Company’s stock as permitted under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors.

(5)
Mr. Joseph C. Muscari served as a non-employee director until his appointment as Chairman and Chief Executive Officer of the Company on March 1, 2007. Since that date, Mr. Muscari is no longer compensated as a director.

MINERALS TECHNOLOGIES	2014 Proxy Statement	65

PROXY SUMMARY	COMPENSATION DISCUSSION AND ANALYSIS

Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors. Under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors, directors who are not employees of the Company have the right to defer their fees. Through 2007, at each director’s election, his or her deferred fees were credited to his or her account either as dollars or as units which have the economic value of one share of the Company’s stock. Starting in 2008, deferred fees are credited as units. Dollar balances in a director’s account bear interest at a rate of return equal to the rate of return for the Fixed Income Fund in the Company’s Savings and Investment Plan. If a director’s deferred fees are credited to his or her account as units, the number of units credited is calculated by dividing the amount of the deferred fees by the closing price of our common stock on the date such fees accrue.

During 2013, each of the non-employee directors received an annual retainer fee of $130,000, comprised of $55,000 paid in cash and $75,000 in units, for serving as a director. In addition, the following Committee retainer fees were paid: $20,000 for the Audit Committee Chair and $10,000 for Audit Committee members; $15,000 for the Compensation Committee Chair and $7,500 for Compensation Committee members; and $15,000 for the Corporate Governance and Nominating Committee Chair and $7,500 for Corporate Governance and Nominating Committee members.

* * *

By Order of the Board of Directors,
/s/ Thomas J. Meek
Thomas J. Meek
Senior Vice President, General Counsel,
Human Resources, Secretary and
Chief Compliance Officer

66	MINERALS TECHNOLOGIES	2014 Proxy Statement

APPENDIX A	PROXY SUMMARY

Appendix A

Additional Information Regarding Non-GAAP Financial Measures (unaudited)

The letter to shareholders and other information set forth in the front part of this Annual Report present financial measures of the Company that exclude certain special items, and are therefore not in accordance with GAAP. The following is a presentation of the Company's non-GAAP income (loss) and operating income (loss), excluding special items, for the twelve month periods ended December 31, 2013 and December 31, 2012 and a reconciliation to GAAP net income and operating income, respectively, for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

(millions of dollars)	Year Ended
	Dec. 31,	Dec. 31,
	2013	2012
Diluted earnings per share from continuing operations
attributable to MTI, as reported	$2.46	$2.16

Special items:
Insurance settlement gain, net of tax	(0.04)	0.00

Diluted earnings per share from continuing operations
attributable to MTI, excluding special items	$2.42	$2.16

Segment Operating Income Data
Specialty Minerals Segment	$98.4	$87.7
Refractories Segment	$35.9	$32.6
Unallocated Corporate Expenses	$(7.4)	$(6.7)
Consolidated	$126.9	$113.6

Special Item: Insurance Settlement Gain
Refractories Segment	$(2.5)	$0.0
Consolidated	$(2.5)	$0.0

Segment Operating Income, Excluding Special Items
Specialty Minerals Segment	$98.4	$87.7
Refractories Segment	$33.4	$32.6
Unallocated Corporate Expenses	$(7.4)	$(6.7)
Consolidated	$124.4	$113.6

MINERALS TECHNOLOGIES	2014 Proxy Statement	67

MINERALS TECHNOLOGIES INC. 622 THIRD AVENUE NEW YORK, NY 10017

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			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors Nominees

01	Duane R. Dunham

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	Ratify the appointment of KPMG LLP as the independent registered public accounting firm for the 2014 fiscal year.							☐	☐	☐

3	Advisory vote to approve executive compensation.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

0000205674_1      R1.0.0.51160

Dear Shareholder,

Please take note of the important information enclosed with this Proxy Ballot.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares should be voted. Then sign the card, detach and return your proxy vote in the enclosed postage paid envelope. You may also vote your shares by telephone or via the internet. If you choose to vote by telephone or via the internet, you do not need to return the attached card.

If you are a participant in the Minerals Technologies Inc. Savings and Investment Plan, you may direct the trustee of the Plan how to vote the shares allocated to your account under the Plan by casting your vote by May 12, 2014. If you do not direct the trustee, the trustee will vote any undirected shares in the same proportion as those for which it has received instructions. As a participant in the Plan, your vote remains confidential.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Minerals Technologies Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

MINERALS TECHNOLOGIES INC. Annual Meeting of Shareholders May 14, 2014 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Thomas J. Meek and Douglas T. Dietrich, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Minerals Technologies Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Minerals Technologies Inc. to be held May 14, 2014 or any adjournment thereof, with all powers which the undersigned would posses if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

0000205674_2      R1.0.0.51160